SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

JDS UNIPHASE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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	2)	Aggregate number of securities to which transaction applies:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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JDS UNIPHASE CORPORATION
430 North McCarthy Boulevard
Milpitas, California 95035
(408) 546-5000

Notice of Annual Meeting of Stockholders
and Proxy Statement
2014 Annual Report

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING
INSTRUCTIONS AS SOON AS POSSIBLE.

PLEASE REFER TO (I) THE INSTRUCTIONS OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY
MATERIALS YOU RECEIVED IN THE MAIL, (II) THE SECTION ENTITLED GENERAL INFORMATION
BEGINNING ON PAGE 1 OF THIS PROXY STATEMENT, OR (III) IF YOU REQUESTED TO RECEIVE
PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD.

GO GREEN!

REGISTER ELECTRONICALLY FOR STOCKHOLDER MATERIALS

JDS Uniphase Corporation is pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rule allowing companies to furnish this Proxy Statement and Annual Report over the Internet to our stockholders who hold Common Stock. We believe that this e-proxy process, also known as “Notice and Access” will expedite the receipt of proxy materials by our stockholders, reduce our printing and mailing expenses and reduce the environmental impact of producing the materials required for our Annual Meeting.

You should refer to the “General Information” portion of the following Proxy Statement or contact our Investor Relations hotline at 408-546-4445 for assistance regarding instructions on how to register for and access our Proxy Statement and Annual Report online.

JDS Uniphase Corporation Notice of Annual Meeting of Stockholders To Be Held on December 5, 2014

October __, 2014

Dear JDSU Stockholder:

We cordially invite you to attend the JDS Uniphase Corporation 2014 Annual Meeting of Stockholders, which will be held on December 5, 2014 at 9:00 a.m. Pacific Time at 690 North McCarthy Boulevard, Milpitas, California 95035.

This year’s Annual Meeting will consider the following proposals:

1.	To elect six directors to serve until the 2015 annual meeting of stockholders and until their successors are elected and qualified.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 27, 2015.
3.	To consider a non-binding advisory vote on the compensation of our named executive officers.
4.	To approve amendments to the Company’s 2003 Amended and Restated Equity Incentive Plan.
5.	To consider such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement which is attached and made a part hereof. Stockholders of record as of the close of business on October 6, 2014 are entitled vote at this year’s Annual Meeting and any adjournment or postponement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE PROMPTLY. For specific instructions on how to vote your shares please refer to (i) the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail, (ii) the section entitled General Information beginning on page 1 of this Proxy Statement, or (iii) if you requested to receive printed proxy materials, your enclosed Proxy Card. As specified in the Notice you may vote your shares by using the Internet or the telephone. All stockholders may also vote shares by marking, signing, dating and returning the Proxy Card in the enclosed postage-prepaid envelope. If you send in your Proxy Card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Sincerely,

Thomas Waechter Chief Executive Officer and President

JDS UNIPHASE CORPORATION
430 North McCarthy Boulevard
Milpitas, California 95035
(408) 546-5000

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these proxy materials?

The Board of Directors (the “Board” or “Board of Directors”) of JDS Uniphase Corporation, a Delaware corporation (the “Company”), is furnishing these proxy materials to you in connection with the Company’s 2014 Annual Meeting of stockholders (the “Annual Meeting”). The Company has also sent printed copies of the proxy materials by mail to each holder of Common Stock who has requested such copy. The Annual Meeting will be held at 690 North McCarthy Boulevard, Milpitas, California 95035, on December 5, 2014 at 9:00 a.m., Pacific Time. You are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals outlined in this proxy statement (“Proxy Statement”).

What is the Notice of Internet Availability of Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders with access to our proxy materials over the Internet. Most of our stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the “Notice of Internet Availability of Proxy Materials” (the “Notice”), which was mailed on or about October __, 2014 to our stockholders who held Common Stock as of the record date, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

How do I obtain electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

  View our proxy materials for the Annual Meeting on the Internet; and
  Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

2014 Proxy Statement       1

PROXY STATEMENT

What if I prefer to receive paper copies of the materials?

If you would prefer to continue receiving paper copies of proxy materials, please mark the “Paper Copies” box on your Proxy Card (or provide this information when you vote telephonically or via the Internet). The Company must provide paper copies via first class mail to any stockholder who, after receiving the Notice, requests a paper copy. Accordingly, even if you do not check the “Paper Copies” box now, you will still have the right to request delivery of a free set of proxy materials upon receipt of any Notice in the future.

Additionally, you may request a paper copy of the materials by (i) calling 1-800-579-1639; (ii) sending an e-mail to sendmaterial@proxyvote.com; or (iii) logging onto www.ProxyVote.com. There is no charge to receive the materials by mail. If requesting material by e-mail, please send a blank e-mail with the 12 digit “Control Number” (located on the second page of the Notice) in the subject line.

What proposals will be voted on at the Annual Meeting?

The following proposals are scheduled to be voted on at the Annual Meeting:

1.	To elect six directors to serve until the 2015 annual meeting of stockholders and until their successors are elected and qualified.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (hereinafter referred to as “independent auditors”) for the fiscal year ending June 27, 2015.
3.	To consider a non-binding advisory vote on the compensation of our named executive officers (“NEOs”).
4.	To approve amendments to the Company’s 2003 Amended and Restated Equity Incentive Plan.
5.	To consider such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

What are the recommendations of the Company’s Board of Directors?

The Board recommends that you vote “FOR” each of the proposals presented in this Proxy Statement.

Specifically, the Board recommends you vote:

  “FOR” the election of the six directors,
  “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 27, 2015,
  “FOR” the approval of the Company’s executive compensation programs, and
  “FOR” the amendment of the Company’s 2003 Amended and Restated Equity Incentive Plan.

Will any other business be conducted at the meeting?

An eligible stockholder has notified the Company of its intent to propose an advisory resolution at the Annual Meeting. The non-binding resolution, if proposed, would ask the Board to “engage its existing financial advisors to evaluate further strategic alternatives, in addition to the previously announced corporate separation, that would maximize the value of the Corporation’s various business segments as well as its substantial tax assets in a timely manner.” This stockholder proposal is referred to as the “Floor Proposal.” The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement and the possible submission of the Floor Proposal.

The Floor Proposal was not submitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Floor Proposal may be presented at the meeting but is not included in this Proxy Statement. If the Floor Proposal is presented at the Annual Meeting, then to the extent permitted by applicable rules, the proxy holders will have, and intend to exercise, discretionary voting authority under Rule 14a-4(c) under the Exchange Act to vote AGAINST the Floor Proposal. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

2       2014 Proxy Statement

PROXY STATEMENT

What is the record date and what does it mean?

The record date for the Annual Meeting is October 6, 2014. The record date is established by the Board as required by Delaware law. Holders of shares of the Company’s Common Stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements thereof.

What shares can I vote?

Each holder of the Company’s common stock, par value $.001 per share (“Common Stock”), is entitled to one vote for each share of Common Stock owned as of the record date.

At the record date, 231,804,161 shares of Common Stock were issued and outstanding.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the record date will constitute a quorum permitting the Annual Meeting to conduct its business.

How are abstentions and broker non-votes treated?

Under Delaware law, an abstaining vote and a broker non-vote are counted as present and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Where a matter is not considered routine, shares held by your broker will not be voted absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. None of the matters to be voted on at the Annual Meeting are considered routine, except for the ratification of the Company’s independent auditors.

For the purpose of determining whether the stockholders have approved matters, other than the election of directors, abstentions will have the same effect as a vote against the proposal.

What is the voting requirement to approve each of the proposals?

Proposal 1. Each director must be elected by the affirmative vote of a majority of the shares of Common Stock cast with respect to such director by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. This means that the number of votes cast for a director must exceed the number of votes cast against that director, with abstentions and broker non-votes not counted as votes cast as either for or against such director’s election.

Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting. As a result, abstentions will have the same effect as votes against the proposal. Brokers will have discretion to vote on this proposal.

Proposal 3. Approval of the non-binding advisory vote on the Company’s executive compensation programs requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting. As a result, abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

2014 Proxy Statement       3

PROXY STATEMENT

Proposal 4: Approval of the amendments to the Company’s Amended and Restated 2003 Equity Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting. As a result, abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

All shares of Common Stock represented by valid proxies will be voted in accordance with the instructions contained therein. In the absence of instructions, proxies from holders of Common Stock will be voted in accordance with the recommendations set forth in the Proxy Statement.

How do I vote my shares?

You can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting:

  by mailing the enclosed white proxy card;
  over the telephone by calling a toll-free number; or
  electronically, using the Internet and following the instructions provided in the Notice you received by mail.

The Internet and telephone voting procedures have been set up for your convenience and are designed to authenticate the stockholders’ identities, to allow them to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for record holders of Common Stock who wish to use the Internet or telephone voting procedures are set forth on the enclosed white proxy card or in the Notice you received by mail.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor by any of the methods listed below:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005

Call Collect: (212) 269-5550
Call Toll-Free: (866) 796-7179
Email: jdsu@dfking.com

Who will tabulate the votes?

An automated system administered by Broadridge Financial Services, Inc. (“Broadridge”) will tabulate votes cast by proxy at the Annual Meeting and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements or to allow for the tabulation and/or certification of the vote.

Can I change my vote after submitting my proxy?

You may revoke your proxy at any time before the final vote at the Annual Meeting. You may do so by one of the following ways:

  submitting another proxy card bearing a later date;
  sending a written notice of revocation to the Company’s Corporate Secretary at 430 North McCarthy Boulevard, Milpitas, California, 95035;
  submitting new voting instructions via telephone or the Internet; or
  attending AND voting in person at the Annual Meeting.

4       2014 Proxy Statement

PROXY STATEMENT

Who is paying for this proxy solicitation?

This solicitation is made by the Company. The Company will bear the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Proxy Statement. If you are a holder of Common Stock and if you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. The Company has retained the services of D.F. King & Co., Inc. as its proxy solicitor for this year for a fee of approximately $15,000 plus reasonable out-of-pocket costs and expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

How can I find out the voting results?

The Company will announce the preliminary results at the Annual Meeting and publish the final results in a Current Report on Form 8-K within four business days after the Annual Meeting. Stockholders may also find out the final results by calling the Company’s Investor Relations Department at (408) 546-4445.

How do I receive electronic access to proxy materials for the current and future annual meetings?

Stockholders who have previously elected to receive the Proxy Statement and Annual Report over the Internet will be receiving an e-mail on or about October __, 2014 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Time, December 4, 2014.

If your shares are registered in the name of a brokerage firm and you have not elected to receive your Proxy Statement and Annual Report over the Internet, you still may be eligible to vote your shares electronically over the Internet. A large number of brokerage firms are participating in the ADP online program, which provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in ADP’s program, your proxy card will provide instructions for voting online.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company. If you are a stockholder of record and would like to receive future stockholder materials electronically, you can elect this option by following the instructions provided when you vote your proxy over the Internet at www.ProxyVote.com.

If you chose to view future proxy statements and annual reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your broker or the Company to rescind your instructions. You do not have to elect Internet access each year.

If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, you should contact your broker or the Company.

How can I avoid having duplicate copies of the Proxy Statement sent to my household?

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports, which results in cost savings for the Company. Householding means that only one copy of the Proxy Statement and Annual Report, or notice of internet availability of proxy materials will be sent to multiple stockholders who share an address. The Company will promptly deliver a separate copy of either document to any stockholder

2014 Proxy Statement       5

PROXY STATEMENT

who contacts the Company’s Investor Relations Department at (408) 546-4445 or 430 North McCarthy Boulevard, Milpitas, California, 95035 Attention: Investor Relations, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of those documents for a stockholder’s household in the future, that stockholder should contact their broker, other nominee record holder, or the Company’s Investor Relations Department to request mailing of a single copy of the Proxy Statement and Annual Report.

When are stockholder proposals due for next year’s annual meeting?

In order for stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2015 annual meeting of stockholders (the “2015 Annual Meeting”), a stockholder’s notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the 2015 Annual Meeting: (i) a brief description of the business desired to be brought before the 2015 Annual Meeting and the text of the proposal or business; (ii) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is being made; (iii) a representation that the stockholder is a holder of record of the Company’s stock, is entitled to vote at the meeting and intends to appear in person or by proxy to propose the business specified in the notice; (iv) any material interest of the stockholder or any proposing person in such business; (v) the number of shares owned beneficially and of record by the stockholder or proposing person, including derivative interests, contracts or other agreements related to ownership or rights to vote the Company’s shares and other economic interests in the Company’s securities; and (vi) any other information required pursuant to Section 14 of the Exchange Act. Our Bylaws specify in greater detail the requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to bring any item before an annual meeting review a copy of our Bylaws, as amended and restated to date, which can be found at www.jdsu.com. We will not entertain any proposals at the annual meeting that do not meet the requirements set forth in our Bylaws. Subject to applicable laws and regulations, the Company has discretion over what stockholder proposals will be included in the agenda for the 2015 Annual Meeting and/or in the related proxy materials. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal.

Proposals that a stockholder intends to present at the 2015 Annual Meeting and wishes to be considered for inclusion in the Company’s Proxy Statement for the 2015 Annual Meeting must be received by the Company at its principal executive offices not less than 120 days prior to the date the Proxy Statement for the 2014 Annual Meeting was made available to stockholders. All such proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in Company-sponsored proxy materials.

6       2014 Proxy Statement

PROPOSAL 1

Election of Directors

The Board was previously divided into three classes. At the Company’s 2012 Annual Meeting, stockholders approved a proposal to declassify the Board. As a result, directors elected at this Annual Meeting will be elected for a one-year term, as were the directors elected at the 2013 Annual Meeting. Directors previously elected for three-year terms will serve until the term for which they were elected expires, at which point the entire Board will be elected on an annual basis. As of the date of this Proxy Statement, the Board is composed of the following eight members:

Directors	Term Expiration
Richard E. Belluzzo and Harold L. Covert	2015 Annual Meeting of Stockholders
Keith Barnes, Timothy Campos, Penelope A. Herscher, Masood A. Jabbar, Martin A. Kaplan and Thomas Waechter	2014 Annual Meeting of Stockholders

At this Annual Meeting, the stockholders will elect six directors recommended by the Governance Committee (which serves as the Company’s Nominating Committee) and nominated by the Board, each to serve a one-year term until the 2015 Annual Meeting of Stockholders and until a qualified successor is elected and qualified or until the director’s earlier resignation or removal. The Board has no reason to believe that the nominees named below will be unable or unwilling to serve as a director if elected.

Considerations in Director Selection

The Company’s Governance Committee is responsible for reviewing, evaluating and nominating individuals for election to the Company’s Board. The Governance Committee selects nominees from a broad base of potential candidates. The Governance Committee’s charter instructs it to seek qualified candidates regardless of race, color, religion, ancestry, national origin, gender, sexual orientation, etc. It is the Governance Committee’s goal to nominate candidates with diverse backgrounds and capabilities, to reflect the diverse nature of the Company’s stakeholders (security holders, employees, customers and suppliers), while emphasizing core excellence in areas relevant to the Company’s long term business and strategic objectives.

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Governance Committee seeks individuals of the highest ethical and professional character who will exercise sound business judgment. The Governance Committee also seeks people who are accomplished in their respective field and have superior credentials. In selecting nominees, the Governance Committee generally seeks active and former leaders of major complex organizations. The Governance Committee seeks individuals who can work effectively together to further the interests of the Company, while preserving their ability to differ with each other on particular issues. A candidate’s specific background and qualifications are also reviewed in light of the particular needs of the Board at the time of an opening.

Each candidate must have an employment and professional record which demonstrates, in the judgment of the Governance Committee, that the candidate has sufficient and relevant experience and background, taking into account positions held and industries, markets and geographical locations served, to serve on the Board in the proposed capacity. In particular, the Governance Committee seeks candidates with at least two years of experience serving as the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Director, or the equivalent of such positions, of a well-respected, publicly-traded company.

Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below.

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PROPOSAL 1

Nominees for One-Year Terms that will Expire in 2015

Keith Barnes

Age 63
Director Since: October 2011

Experience:
Mr. Barnes served as Chief Executive Officer of Verigy Ltd, a semiconductor automatic test equipment company, from 2006 through 2010 and as Chairman of the Board of Verigy from 2008 through 2011. Prior to that he was Chairman and Chief Executive Officer of Electroglas, Inc. from 2003 through 2006 and Chairman and Chief Executive Officer of IMS from 1995 through 2001. Mr. Barnes is currently a member of the board of directors and audit committee of Spansion, Inc., a member of the board of directors, compensation committee, and governance and nominating committee of Mentor Graphics, and a member of the board of directors, governance and nominating committee, and Chairman of the audit committee of Knowles Corporation. Within the past five years, Mr. Barnes also served on the board of directors of Intermec, Inc.

Qualifications:
Mr. Barnes’ extensive management experience as chief executive officer of several technology companies, test and measurement industry background, and international sales and marketing knowledge, along with his experience as a board member for several public technology companies, bring important perspective and expertise to the Board and its Audit and Corporate Development Committees.

Timothy Campos

Age 41
Director Since: 2014

Experience:
Mr. Campos has served as the Chief Information Officer and Vice President of Information Technology of Facebook since August 2010. Prior to Facebook, he served as the Chief Information Officer and Vice President of Information Technology at KLA-Tencor from 2005 to 2009. Prior to KLA-Tencor, Mr. Campos worked at internet startup Portera Systems where he was responsible for engineering and hosting architecture.

Qualifications:
Mr. Campos’ extensive industry experience in enterprise networks, application hosting and managing big data provides valuable insight into those markets.

Penelope A. Herscher

Age 54
Director Since: July 2008

Experience:
Ms. Herscher currently holds the position of President and Chief Executive Officer of FirstRain, an enterprise software company. Prior to joining FirstRain, Ms. Herscher held the position of Executive Vice President and Chief Marketing Officer at Cadence Design Systems. From 1996 to 2002, Ms. Herscher was President and Chief Executive Officer of Simplex Solutions, which was acquired by Cadence in 2002. Before Simplex, she was an executive at Synopsys for eight years and started her career as an R&D engineer with Texas Instruments. Ms. Herscher serves on the board of directors of Rambus (where she is the Chair of the Compensation Committee) and FirstRain.

Qualifications:
Ms. Herscher’s experience as chief executive officer of several technology companies, her extensive marketing and technical background and her position on the board and compensation committee at Rambus enables her to significantly contribute as a member of the Company’s Board and its Compensation and Governance Committees.

8       2014 Proxy Statement

PROPOSAL 1

Masood A. Jabbar

Age 64
Director Since: March 2006

Experience:
Mr. Jabbar was Chief Executive Officer of XDS Inc. from 2004 to 2006. Prior to that, he worked at Sun Microsystems Inc. from 1986 to 2003, where he served in a series of progressively responsible roles including President of the Computer Systems Division, Chief Financial Officer of the $10 billion Sun Microsystems Computer Corporation, and Executive Vice President of Global Sales Operations. Mr. Jabbar’s career at Sun culminated as Executive Vice President and Advisor to the Chief Executive Officer, where he was responsible for advising the CEO on critical strategic issues. Prior to joining Sun, Mr. Jabbar spent ten years in finance and accounting at Xerox Corporation, and two years at IBM Corporation. Mr. Jabbar is currently on the board of directors of Silicon Image, Inc. (where he is on the audit and compensation committees) and RF Micro Devices, Inc. (where he is on the audit and corporate development committees).

Qualifications:
Mr. Jabbar brings significant mergers and acquisitions, global sales and marketing and operational expertise gained from his experience in executive roles at Sun Microsystems, Inc. In addition, Mr. Jabbar’s experiences at Xerox and IBM and as a senior executive of Sun Microsystems provide the Board with valuable accounting and financial reporting expertise particular relevant to his service on the Company’s Audit Committee. Finally, Mr. Jabbar’s service on the boards of several other technology companies provides valuable perspective in his role as a director and chair of the Company’s Corporate Development Committee and member of the Audit Committee.

Martin A. Kaplan

Age 77
Director Since: October 1997

Experience:
Mr. Kaplan served as the Chairman of the Board from May 2000 to November 2012. From May 1998 until his retirement in May 2000 after 40 years in the technology industry, Mr. Kaplan was Executive Vice President of Pacific Telesis, responsible for integration following the merger of SBC Communications, Inc. and Pacific Telesis Group, followed by the same role for other SBC mergers. From 1986 to 1997, he was Executive Vice President of Pacific Bell and President of Network Services. Earlier in his career he was the Finance Director for Pacific Bell. Mr. Kaplan also is a director, chairman of the board and a member of the audit, compensation and governance committees of Superconductor Technologies. Within the past five years, Mr. Kaplan also served on the board of directors of Tekelec.

Qualifications:
Mr. Kaplan has extensive business leadership, operational and technical experience in the telecommunications industry, including substantial experience in mergers and acquisitions. Additionally, his tenure as the Chairman of the Board gives him substantial insights into the workings of the Board and the operations of the Company. Finally, his experience on the boards of Tekelec and Redback Networks, and as a member of the audit, compensation and governance committees at Superconductor Technologies, the compensation and governance committees of Tekelec and the audit and compensation committee of Redback Networks is useful in his service on the Company’s Governance, Corporate Development and Compensation Committees.

Thomas Waechter

Age 61
Director Since: January 2009

Experience:
Thomas Waechter became Chief Executive Officer and President of the Company in January 2009, prior to which he was Executive Vice President and President of the Communications Test & Measurement Group. Before joining the Company, Mr. Waechter was the chief operating officer of Harris Stratex Networks, an independent supplier of wireless transmission systems. As president and chief executive officer of Stratex Networks, he was instrumental in the merging of Stratex and the microwave division of Harris, while growing revenues substantially and improving profitability. Prior to that, Mr. Waechter was the president and chief executive officer of REMEC Corporation and has also served as president and chief executive officer of Spectrian Corporation. Additionally, he held a number of executive level positions during his 14-year career with multinational Schlumberger Limited. He holds a Bachelor of Business Administration from The College of William and Mary. Mr. Waechter currently serves on the board of directors and nominating and governance committee of Altera Corporation.

Qualifications:
Mr. Waechter’s day-to-day leadership of the Company provides him with intimate knowledge of the Company’s operations. Additionally, Mr. Waechter’s extensive operational and senior executive and Chief Executive Officer experience at other technology companies add substantial value to the Board and the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES NAMED ABOVE.

2014 Proxy Statement       9

PROPOSAL 1

The Company’s directors listed below will continue in office for the remainder of their terms or earlier in accordance with the Company’s Bylaws. Information regarding the business experience of each such director is provided below.

Directors Whose Terms Will Expire in 2015

Richard E. Belluzzo

Age 60
Director Since: February 2005
Chairman of the Board Since: November 2012

Experience:
Mr. Belluzzo is currently managing partner of Corso Partners LLC, where he consults with The Gores Group, a private equity firm, and Bravosolution, a private software company. From April 2011 to August 2012, he served as Executive Chairman of Quantum Corporation, a provider of backup, recovery and archive products and services. From 2002 to 2011, he was Chairman and Chief Executive Officer of Quantum Corporation. Prior to that, Mr. Belluzzo was President and Chief Operating Officer of Microsoft Corporation. Prior to becoming its President and Chief Operating Officer, Mr. Belluzzo served as Microsoft’s group Vice President of the Personal Services and Devices Group, and was Group Vice President for the Consumer Group. Prior to Microsoft, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics Inc. (“SGI”). Before SGI, Mr. Belluzzo held a series of increasingly senior roles at Hewlett Packard Company, culminating in his service as Executive Vice President of the Computer Products Organization. Mr. Belluzzo is currently a member of the board of directors, governance and nominating committee, and audit committee of PMC-Sierra (Vancouver, Canada) and a member of the board of directors, governance and nominating committee, and Chairman of the compensation committee of InfoBlox.

Qualifications:
Mr. Belluzzo’s background and experience as the Chief Executive Officer of public companies, as well as his deep knowledge of the technology industry, senior leadership roles and service on the boards of other prominent public companies allow him to contribute significantly to the Board and to its Compensation and Governance Committees.

Harold L. Covert

Age 67
Director Since: January 2006

Experience:
Since October 2014, Mr. Covert has been an independent business consultant. Prior to that Mr. Covert served as Executive Vice President and Chief Financial Officer of Lumos Networks Corporation, a fiber-based service provider from September 2011 to September 2014. From October 2010 to September 2011, Mr. Covert was an independent business consultant. From 2007 to 2010, Mr. Covert was President, Chief Financial Officer and Chief Operating Officer of Silicon Image, Inc., a provider of semiconductors for storage, distribution and presentation of high-definition content. Prior to joining Silicon Image, Mr. Covert was Executive Vice President and Chief Financial Officer at Openwave Systems, Inc., a public software and services company, from 2005 to 2007. From 2003 to 2005, Mr. Covert was Chief Financial Officer of Fortinet Inc., a worldwide provider of network security appliances. Mr. Covert served on Openwave’s Board from 2003 to 2005 and was chairman of its audit committee. Prior to Openwave, Mr. Covert was Chief Financial Officer of Extreme Networks, a network infrastructure company, from 2001 to 2003 and Silicon Graphics, Inc., a public computer systems company, from 2000 to 2001. Prior to Silicon Graphics, he held a variety of financial and accounting positions over the course of over 20 years with high-technology companies including Chief Financial Officer of Adobe Systems, Inc. Mr. Covert is a member of the board of directors of Harmonic, Inc. and is the Chair of its Audit Committee. Within the past five years he was also a member of the board of directors and Chairman of the Audit Committee of Solta Medical, Inc., which was acquired in 2014.

Qualifications:
Mr. Covert has significant experience and service in leadership roles in finance and accounting obtained through his tenure as Chief Financial Officer of seven publicly traded technology companies. The compliance, financial reporting and audit experience Mr. Covert gained in these positions in particular allows him to significantly contribute to the Company’s Audit Committee as its chairman.

10       2014 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance and Ethics

The Board and management of the Company believe that good corporate governance is an important component in enhancing investor confidence in the Company and increasing stockholder value. Continuing to develop and implement best practices throughout our corporate governance structure is a fundamental part of our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity growth. Good corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency and accountability in business activities among employees, management and the Board.

Our corporate governance practices represent our commitment to the highest standards of corporate ethics, compliance with laws, financial transparency and reporting with objectivity and the highest degree of integrity. Steps we have taken to fulfill this commitment include, among others:

  All members of the Board are independent with the exception of the Company’s Chief Executive Officer.
  All members of our Board committees are independent.
  Our Board committee charters clearly establish the roles and responsibilities of each committee.
  All employees and members of the Board are responsible for complying with our Code of Business Conduct and our Insider Trading Policy.
  We have an anonymous hotline to encourage employees to report questionable activities to our Internal Audit and Legal Departments, and the Audit Committee.
  Our independent public accountants report directly to the Audit Committee.
  Our internal audit control function maintains critical supervision over the key areas of our business and financial controls and reports directly to our Audit Committee.
  We have established procedures for stockholders to communicate with the Board by contacting the Investor Relations Department.
  The independent members of our Board and Board committees meet regularly without the presence of management.

The Company has adopted a Code of Ethics (known as the Code of Business Conduct) for its directors, officers and other employees. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct. A copy of the Code of Business Conduct is available on the Company’s website at www.jdsu.com.

Director Independence

In accordance with current NASDAQ listing standards, the Board, on an annual basis, affirmatively determines the independence of each director and nominee for election as a director. Our director independence standards include all elements of independence set forth in the NASDAQ listing standards, and can be found in our Corporate Governance Guidelines, which are included in the “Corporate Governance” section of our website at www.jdsu.com. The Board has determined that each of its directors, except for Mr. Waechter, was independent as determined by the relevant NASDAQ listing standard for board independence and for any committee on which such director served during fiscal year 2014.

Board Leadership

The Board has determined that it is in the best interests of the Company to maintain the Board chairperson and chief executive officer positions separately. The Board believes that having an outside, independent director serve as chairperson is the most appropriate leadership structure, as this enhances its independent oversight of management and the Company’s strategic planning, reinforces the Board’s ability to exercise its independent judgment to represent stockholder interests, and strengthens the objectivity and integrity of the Board. Moreover, we believe an independent chairperson can more effectively lead the Board in objectively evaluating the performance of management, including the chief executive officer, and guide it through appropriate Board governance processes.

2014 Proxy Statement      11

CORPORATE GOVERNANCE

Board Oversight of Risk

The Company takes a comprehensive approach to risk management. We believe risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes by which our management provides timely and comprehensive information to the Board to support the Board’s role in oversight, approval and decision-making.

Management is responsible for the day-to-day supervision of risks the Company faces, while the Board, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. Senior management attends Board meetings, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by the Board. Additionally, our committees assist the Board in fulfilling its oversight responsibilities in certain areas. Generally, the committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit Committee coordinates the Board’s oversight of the Company’s internal controls over financial reporting and disclosure controls and procedures. Management regularly reports to the Audit Committee on these areas. Additionally, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning for senior executives. The Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and corporate governance topics. When any of the committees receives a report related to material risk oversight, the chairman of the relevant committee reports on the discussion to the full Board.

Compensation Program Risk Assessment

Consistent with SEC disclosure requirements, in fiscal year 2014 a team composed of senior members of our human resources, finance and legal departments and our compensation consultant, Compensia, inventoried and reviewed elements of our compensation policies and practices. This team then reviewed these policies and practices with Company’s management in an effort to assess whether any of our policies or practices create risks that are reasonably likely to have a material adverse effect on the Company. This assessment included a review of the primary design features of the Company’s compensation policies and practices, the process for determining executive and employee compensation and consideration of features of our compensation program that help to mitigate risk. Management reviewed and discussed the results of this assessment with the Compensation Committee, which consulted with Compensia. Based on this review, we believe that our compensation policies and practices, individually and in the aggregate, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board Committees and Meetings

During fiscal year 2014, the Board held seven meetings. The Board has four committees: an Audit Committee, Compensation Committee, Governance Committee, and Corporate Development Committee. The members of the committees during fiscal year 2014 are identified below.

Each director attended at least 75% of the aggregate of all meetings of the Board and any committees on which he or she served during fiscal year 2014 after becoming a member of the Board or after being appointed to a particular committee. The Company encourages, but does not require, its Board members to attend the Annual Meeting. All then-current directors attended the 2013 Annual Meeting except Mr. Covert.

12       2014 Proxy Statement

CORPORATE GOVERNANCE

Audit Committee
The Audit Committee is responsible for assisting the full Board in fulfilling its oversight responsibilities relative to:
  the Company’s financial statements;
  financial reporting practices;
  systems of internal accounting and financial control;
  internal audit function;
  annual independent audits of the Company’s financial statements; and
  such legal and ethics programs as may established from time to time by the Board.
Members: Harold L. Cover (Chair) Keith Barnes Masood A. Jabbar Meetings: 9

The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee considers whether the Company’s independent auditors’ provision of non-audit services is compatible with maintaining the independence of the independent auditors. The Board has determined that all members of the Audit Committee are “independent” as defined in the applicable rules and regulations of the SEC and NASDAQ. The Board has further determined that Keith Barnes, Harold L. Covert and Masood A. Jabbar are “audit committee financial expert(s)” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the Audit Committee charter can be viewed at the Company’s website at www.jdsu.com.

Compensation Committee
The Compensation Committee is responsible for:
  ensuring that the Company adopts and maintains responsible and responsive compensation programs for its employees, officers and directors consistent with the long-range interests of stockholders; and
  the administration of the Company’s employee stock purchase plans and equity incentive plans.
Members: Penelope A. Herscher (Chair) Richard E. Belluzzo Martin A. Kaplan Meetings: 5

The chair of the Compensation Committee reports on the Compensation Committee’s actions and recommendations at Board meetings. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to provide assistance as needed. During fiscal year 2014, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist with the Committee’s analysis and review of the compensation of our executive officers. Compensia attends all Compensation Committee meetings, works directly with the Committee Chair and Committee members, and sends all invoices, including descriptions of services rendered, to the Committee Chair for review and payment approval. Compensia performed no work for the Company that was not in support of the Committee’s charter nor authorized by the Committee Chair during fiscal year 2014. All members of the Compensation Committee are “independent” as that term is defined in the applicable NASDAQ rules and regulations. A copy of the Compensation Committee charter can be viewed at the Company’s website at www.jdsu.com. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the “Compensation Discussion and Analysis” below.

Corporate Development Committee
The Corporate Development Committee is responsible for: oversight of the Company’s strategic transaction and investment activities.	Members: Masood A. Jabbar (Chair) Keith Barnes Timothy Campos* Martin A. Kaplan Meetings: 5

The Corporate Development Committee reviews and approves certain strategic transactions for which approval of the full Board is not required and makes recommendations to the Board regarding those transactions for which the consideration of the full Board is appropriate. A copy of the Corporate Development Committee charter can be viewed at the Company’s website at www.jdsu.com.

* Appointed to the Committee in May 2014.

2014 Proxy Statement       13

CORPORATE GOVERNANCE

Governance Committee
The Governance Committee: serves as the Company’s nominating committee; reviews current trends and practices in corporate governance; and recommends to the Board the adoption of governance programs.	Members: Martin A. Kaplan (Chair) Keith Barnes* Richard E. Belluzzo Penelope A. Herscher Meetings: 4

As provided in the charter of the Governance Committee, nominations for director may be made by the Governance Committee or by a stockholder of record entitled to vote. The Governance Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. Stockholders wishing to recommend candidates for consideration by the Governance Committee may do so by writing to the Company’s Corporate Secretary at 430 North McCarthy Boulevard, Milpitas, California 95035 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock not less than 60 days nor more than 90 days prior to the next annual meeting to assure time for meaningful consideration by the Governance Committee. Our Bylaws specify in greater detail the requirements as to the form and content of the stockholder’s notice. We recommend that any stockholder wishing to nominate a director review a copy of our Bylaws, as amended and restated to date, which can be found at www.jdsu.com. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. All members of the Governance Committee are “independent” as that term is defined in the applicable NASDAQ rules and regulations.

In reviewing potential candidates for the Board, the Governance Committee considers the individual’s experience in the Company’s industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Governance Committee intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria. A detailed description of the criteria used by the Governance Committee in evaluating potential candidates may be found in the charter of the Governance Committee.

The Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website at www.jdsu.com.

* Appointed to the Committee in May 2014.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Company’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past. None of Messrs. Belluzzo or Kaplan or Ms. Herscher, who served on the Company’s Compensation Committee during fiscal year 2014, were at any time an officer or employee of JDSU. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Communication between Stockholders and Directors

Stockholders may communicate with the Company’s Board through the Company’s Secretary by sending an email to bod@jdsu.com, or by writing to the following address: Chairman of the Board, c/o Company Secretary, JDSU, 430 North McCarthy Boulevard, Milpitas, California 95035. The Company’s Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

14       2014 Proxy Statement

CORPORATE GOVERNANCE

Director Compensation

Each non-employee director of the Company is entitled to receive an annual cash retainer of $60,000 which is paid in quarterly installments of $15,000. During fiscal year 2014, each non-employee director received an annual grant of restricted stock units having a value on the date of grant of $150,000. The restricted stock units are subject to a grant agreement which provides for annual vesting over a three year period. Upon vesting each restricted stock unit is converted into one share of the Company’s Common Stock. Upon retirement of a non-employee director, all unvested options and restricted shares of the Company’s Common Stock will automatically become fully vested, and the exercise period for any such options will be extended to expire on the expiration date of such options, which is eight years from the date of grant.

Upon initial appointment to the Board, each non-employee director will receive a grant of restricted stock units having a value on the date of grant of $200,000.

In addition, each non-employee director serving on the Audit Committee receives an annual cash retainer of $15,000, whereas the director serving as the Audit Committee chair receives an annual cash retainer of $30,000. Each non-employee director serving on the Compensation Committee receives an annual cash retainer of $10,000, whereas the director serving as the Compensation Committee chair receives an annual cash retainer of $20,000. Each non-employee director serving on the Governance or Corporate Development Committees receives an annual cash retainer of $7,500, whereas the directors serving as the Governance or Corporate Development Committee chairs receive an annual cash retainer of $15,000.

In addition to the compensation described above, Mr. Belluzzo, who has served as Chairman of the Board since November 12, 2012, receives an additional annual cash retainer of $100,000 as compensation for his services which is paid in quarterly installments of $25,000.

Directors who are also employed by the Company do not receive any compensation for their services as directors. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

All director compensation described above is summarized in the following table:

Compensation Element for Role	Board Compensation
General Board Service – Cash
w Retainer	w	$60,000
w Meeting Fees	w	Not applicable (“NA”)
General Board Service – Equity
w RSU Value (Initial/Annual)	w	$200,000/$150,000
w Vesting Schedule	w	Initial and annual grant vest annually over 3 years
	w	Number of shares determined using 30 calendar day average stock price prior to date of grant

			Chair	Member
Committee Service	Audit		$30,000	$15,000
(No meeting fees)	Compensation		$20,000	$10,000
	Governance/Corporate Development		$15,000	$7,500
Non-Employee Board Chair
w Additional Board Retainer	w	$100,000
w Additional Board Meeting Fee	w	NA
w Additional Equity	w	NA

2014 Proxy Statement       15

CORPORATE GOVERNANCE

The director compensation policies summarized above resulted in the following total compensation for our non-management directors in fiscal year 2014:

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Total ($)
Keith Barnes (3)	86,568	128,893	0	215,461
Richard E. Belluzzo (4)	177,500	128,893	0	306,393
Timothy Campos (5)	26,630	187,359	0	213,989
Harold L. Covert (6)	90,000	128,893	0	218,893
Penelope A. Herscher (7)	87,500	128,893	0	216,393
Masood A. Jabbar (8)	90,000	128,893	0	218,893
Martin A. Kaplan (9)	92,500	128,893	0	221,393
(1)	Thomas Waechter, the Company’s Chief Executive Officer and President, is not included in this table as he is an employee of the Company and as such receives no compensation for his services as a director. Mr. Waechter’s compensation is disclosed in the Summary Compensation Table.
(2)	The amounts shown in this column are the grant date fair value in the period presented as determined pursuant to stock-based compensation accounting rule FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are set forth under Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2014 filed with the SEC on August 26, 2014. Each non-employee director’s annual grant was calculated by using the 30 calendar day average stock price prior to the date of grant. The intended value of the annual grant is then divided by this average in order to determine the number of restricted stock units granted.
(3)	Mr. Barnes had no options and 30,349 restricted stock units outstanding at the end of fiscal year 2014.
(4)	Mr. Belluzzo had 3,250 options and 24,359 restricted stock units outstanding at the end of fiscal year 2014.
(5)	Mr. Campos had no options and 14,357 restricted stock units outstanding at the end of fiscal year 2014.
(6)	Mr. Covert had 3,250 options and 24,359 restricted stock units outstanding at the end of fiscal year 2014.
(7)	Ms. Herscher had no options and 24,359 restricted stock units outstanding at the end of fiscal year 2014.
(8)	Mr. Jabbar had 2,500 options and 24,359 restricted stock units outstanding at the end of fiscal year 2014.
(9)	Mr. Kaplan had no options and 24,359 restricted stock units outstanding at the end of fiscal year 2014.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the Company’s directors or executive officers.

16       2014 Proxy Statement

CORPORATE GOVERNANCE

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

We review all relationships and transaction in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. On an annual basis, all directors and executive officers must respond to a questionnaire requiring disclosure about any related person transactions, arrangements or relationships (including indebtedness). As required under SEC rules, any transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement. The Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. This review and approval process is evidenced in the minutes of the Audit Committee meetings.

Related Person Transactions

The Company has entered into an employment agreement with Thomas Waechter (see “Employment Contracts, Termination of Employment and Change in Control Arrangements” below).

Executive Officers

The following sets forth certain information regarding the Company’s executive officers as of the date of this Proxy Statement:

Executive Officer	Age	Position
Thomas Waechter	61	Chief Executive Officer and President
Rex Jackson	54	Chief Financial Officer, Executive Vice President
Alan Lowe	52	Executive Vice President and President, Communications & Commercial Optical Products
David Heard	46	Executive Vice President and President, Network Enablement and Service Enablement
Luke Scrivanich	52	Senior Vice President and General Manager, Optical Security & Performance Products
Andrew Pollack	50	Senior Vice President, General Counsel and Secretary
Paul McNab	51	Executive Vice President, Chief Marketing and Strategy Officer

Thomas Waechter became Chief Executive Officer and President of the Company in January 2009, prior to which he was Executive Vice President and President of the Communications Test & Measurement Group. Before joining the Company, Mr. Waechter was the chief operating officer of Harris Stratex Networks (now Aviat Networks), an independent supplier of wireless transmission systems. Prior to that, Mr. Waechter was the President and chief executive officer of Stratex Networks. Before joining Stratex, Mr. Waechter was the president and chief executive officer of REMEC Corporation and has also served as president and chief executive officer of Spectrian Corporation. Additionally, he held a number of executive level positions during his 14-year career with multinational Schlumberger Limited. He holds a Bachelor of Business Administration from The College of William and Mary. Mr. Waechter serves as a member of the board of Altera Corporation.

Rex Jackson joined the Company as Senior Vice President, Business Services, in January 2011, and became Chief Financial Officer and Executive Vice President of the Company in January 2013. Prior to joining the Company, Mr. Jackson served as executive vice president and chief financial officer at Symyx Technologies from 2007 to 2010 where he had responsibility for finance, legal, IT and other corporate functions. From 2006 to 2007, Mr. Jackson served as senior vice president and general counsel for Avago Technologies. Prior to that, he held senior executive positions with Synopsys, Inc., AdForce, Inc. and Read-Rite Corporation. Mr. Jackson holds a B.A. from Duke University and a J.D. from Stanford University Law School. Mr. Jackson serves a member of the board and Chairman of the audit committee of Energous Corporation.

2014 Proxy Statement       17

CORPORATE GOVERNANCE

Alan Lowe joined the Company in September 2007 as Senior Vice President of the Commercial Lasers business, and he became Executive Vice President and President, Communications & Commercial Optical Products in October 2008. Prior to joining the Company, Mr. Lowe was senior vice president, Customer Solutions Group at Asyst Technologies, Inc. a leader in automating semiconductor and flat panel display fabs. From 2000 to 2003, he was president and chief executive officer of Read-Rite Corporation, a manufacturer of thin-film recording heads for disk and tape drives. From 1989 to 2000, Mr. Lowe served in roles of increasing responsibility at Read-Rite, including president and chief operating officer, and senior vice president, customer business units. Prior to joining Read-Rite, he served in various sales positions with Microcom Corporation and IBM Corporation. Mr. Lowe holds bachelors degrees in computer science and business economics from the University of California, Santa Barbara, and also completed the Stanford Executive Program in 1994.

Luke Scrivanich became the Vice President and General Manager of Optical Security and Performance Products (OSP) in June 2012 and became Senior Vice President and General Manager of OSP in August 2012. Mr. Scrivanich joined the Company in April 2008 as Vice President and General Manager of Flex Products. Prior to joining the Company in 2008, Mr. Scrivanich was with PPG Industries where he served in general management, marketing and strategic planning positions for various divisions, including fine chemicals, optical products and coatings. He previously held senior marketing positions at AGR International, Inc., a manufacturer of packaging inspection equipment. Mr. Scrivanich holds a B.S. in Chemical Engineering from Cornell University and an M.B.A. from the Harvard Graduate School of Business Administration.

David Heard joined the Company in October 2010 as Executive Vice President and President of the Network and Service Enablement business. Prior to joining the Company, Mr. Heard was chief operating officer from 2007 to 2010 at BigBand Networks, Inc., a leading provider of digital video networking solutions. From 2004 to 2006, Mr. Heard served as president and chief executive officer of Somera Communications. From 2000 to 2004 Mr. Heard was president of the Systems Switching division at Tekelek/Santera, a leading VoIP gateway supplier. Prior to this role, Mr. Heard served for 10 years in broadband access and wireless networking, including VP/GM of Access Networks and various international posts at AT&T/Lucent. Mr. Heard was a Sloan Fellow and holds an M.S. in management from Stanford University, an MBA from the University of Dayton, Ohio, and B.A. in production and operations management from The Ohio State University.

Andrew Pollack became Senior Vice President, General Counsel and Secretary in April 2012, prior to which he served as Vice President, General Counsel and Secretary from August 2010 to April 2012. Before assuming the General Counsel role, Mr. Pollack held increasingly senior roles within the Company’s legal department since joining the Company in 2000. Before joining the Company, Mr. Pollack was in private practice in the San Francisco Bay Area, focusing on general litigation, corporate and labor and employment maters. Mr. Pollack holds a B.A. in History from the University of California, Santa Barbara and a J.D. from Santa Clara University School of Law.

Paul McNab joined the Company in September 2014 as Executive Vice President and Chief Marketing and Strategy Officer. Prior to joining the Company, Mr. McNab was with Cisco Systems, Inc. for sixteen years where he held increasingly senior roles including Vice President and Chief Technology Officer, Data Center Switching and Vice President, Enterprise Marketing. In these roles, he worked closely with some of the leading public and private data center operators and spearheaded corresponding strategic initiatives and product roadmaps for next generation network architectures, including software-defined networking. He also led the enterprise marketing organization McNab holds a Bachelor of Science degree from Manchester Metropolitan University in the United Kingdom.

18       2014 Proxy Statement

PROPOSAL 2

Ratification of Independent Auditors

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 27, 2015, and the Board has directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting.

Although the Company is not required to seek stockholder approval of its selection of the independent auditors, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of the independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended June 28, 2014 and June 29, 2013, respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP and during those periods.

	Fiscal 2014	Fiscal 2013
Audit Fees (1)	$3,272,638	$3,884,024
Audit-Related Fees (2)	230,761	561,751
Tax Fees (3)	366,613	286,946
All Other Fees (4)	50,600	746,443
Total	$3,920,612	$5,479,164
(1)	Audit Fees are related to professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-Related Fees include assurance and related services provided for due diligence related to acquisitions, accounting consultations in connection with acquisition and consultations on corporate transactions.
(3)	Tax Fees for fiscal 2014 include $66,234 for professional services rendered in connection with transfer pricing tax consulting and compliance, and $300,379 for tax audits, planning services and other tax consulting.
(4)	All Other Fees in fiscal 2014 are related to the annual Workforce Engagement Survey.
For fiscal year 2014, the Audit Committee considered whether audit-related services and services other than audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and concluded that the independence of PricewaterhouseCoopers LLP was maintained.

2014 Proxy Statement       19

PROPOSAL 2

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING JUNE 27, 2015.

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PROPOSAL 3

Advisory Vote on Executive Compensation

The Company’s goal for its executive compensation program is to attract, motivate and retain the executive talent necessary to achieve its business objectives. The Company believes that it can best drive long-term stockholder value by establishing a strong pay-for-performance system, which provides the opportunity to earn above average compensation in return for achieving business and financial objectives which drive stockholder returns.

At the Company’s 2013 annual meeting of stockholders, approximately 96% of the votes cast were voted in favor of approving the compensation of the Company’s Named Executive Officers (“NEOs”). The Company believes this affirms stockholders’ support of the Company’s approach to executive compensation.

The Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement includes a detailed description of the Company’s compensation philosophy, as well as an analysis of how the compensation of its NEOs in fiscal year 2014 aligned with that philosophy. Highlights of the Company’s compensation practices include:

  Approximately 50% of each executive’s total target compensation is performance-based, consisting of cash incentive compensation and RSUs with performance-based vesting conditions, as described below.
  The Company emphasizes pay for performance. All cash incentive compensation paid to its NEOs is paid pursuant to the Company’s Variable Pay Plan (the “VPP”). The VPP is generally available to all employees, and payments under the VPP are directly tied to attainment of the Company’s operating income objective.
  50% of the RSUs awarded to the Company’s NEOs have time-based vesting requirements – the ultimate value of these awards is directly tied to the performance of the Company’s stock, encouraging management to drive stockholder value which also encouraging retention of key employees. The other 50% of RSUs awarded to the Company’s NEOs have vesting requirements tied to the performance of the Company’s stock as compared to the NASDAQ telecommunications index, and could vest at a higher or lower rate or not at all, based on such relative performance. We refer to these performance-based RSUs as market stock units, or “MSUs.”
  The Company has stock ownership requirements which are designed to align the interest of its NEOs with those of its stockholders and regularly monitors compliance with these requirements.
  The Company does not generally provide perquisites or other benefits to its NEOs that are not available to all employees.
  We regularly evaluate our compensation practices and modify our programs as appropriate to address evolving best practices. For example, in fiscal year 2012 we moved from performance-based stock options to MSUs, which are designed to be a more accurate indicator of the Company’s performance than stock appreciation alone.

We urge stockholders to read the CD&A section of this Proxy Statement beginning on page 34 which describes in more detail how our executive compensation practices operate and are designed to achieve our compensation objectives.

In accordance with section 14A of the Securities Exchange Act, stockholders will have the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs. You are encouraged to read the Executive Compensation section of this Proxy Statement, including the CD&A, along with the accompanying tables and narrative disclosure. Accordingly, we are asking you to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the CD&A, the accompanying tables and the related narrative disclosure contained therein.

The following resolution will be submitted for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.”

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PROPOSAL 3

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and the Compensation Committee will consider the results of the vote when making future compensation decisions. Unless the Board of Directors modifies its determination on the frequency of future advisory votes, the next advisory vote on the compensation of the Company’s NEOs will be held at the fiscal 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON AN ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE CD&A, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

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PROPOSAL 4

Amendment of the Amended and Restated 2003 Equity Incentive Plan

General

The Company’s stockholders are being asked to approve an amendment to the Company’s Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) to increase the number of shares of our Common Stock that may be issued under the 2003 Plan and clarify the 2003 Plan’s share counting rules. The 2003 Plan was originally approved by our stockholders on November 6, 2003 (the “Original Effective Date”), and was last amended with stockholder approval in November 2012.

The Company operates in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees, directors and other service providers who possess the superior talent and skills necessary to meet our business objectives and drive long-term stockholder value and returns. The 2003 Plan is an important tool to help us attract, motivate and retain the individuals whose contributions are critical to our success. The use of broad-based equity incentive programs such as those made available through the 2003 Plan has long been an important component of our compensation and incentive philosophy. This philosophy emphasizes the alignment of compensation and incentives with stockholder interests. Additionally, the Company uses long-term equity incentives to increase the proportion of individual compensation that is dependent upon Company performance, particularly at the more senior employee and executive levels. As further discussed below, we believe that the proposed amendments to the 2003 Plan are necessary to enable us to continue to provide these incentives.

On October 3, 2014, the Board adopted the proposed amendment subject to the approval of the stockholders, to increase the number of shares of Common Stock that may be issued under the 2003 Plan by 9,000,000 shares. In determining the number of shares to recommend to the Board, the Compensation Committee reviewed the 2003 Plan, the number of shares remaining available for grant under the 2003 Plan, and the Company’s compensation policies with the assistance of the Compensation Committee’s compensation consultant and management. Given that the Company has a significant institutional stockholder base, we also considered proxy advisory firm guidelines and recommended best practices in determining the number of additional shares for which we are seeking stockholder approval. Finally, the Compensation Committee considered the fact that the Company repurchased $155.3M of shares of its common stock during fiscal year 2014 in order to increase stockholder value and reduce dilution. After taking into consideration the Company’s current and anticipated burn rate, the Board determined that it expects the additional 9,000,000 shares would enable the Company to continue utilizing the long-term equity incentive component of our compensation program through the Company’s fiscal year 2016. This determination does not take into account to the decision of the Company’s Board of Directors to separate the Company into two, publicly-traded companies, which is expected to be completed in the third calendar quarter of 2015. We have not yet determined the impact that the proposed separation would have on the 2003 Plan, although the terms of the 2003 Plan do allow for proportional adjustments under such circumstances. See “Shares Authorized for Issuance Under the 2003 Plan” below for additional details. In addition to the above, the Board also approved an amendment to the 2003 Plan which clarified the share counting rules under the 2003 Plan to ensure that, consistent with past practice, shares withheld to satisfy tax withholdings and/or as payment for options or SARs would not become available for grant under the Plan.

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PROPOSAL 4

Corporate Governance Aspects of the 2003 Plan

The 2003 Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors and stockholders’ interests. These provisions include, without limitation, the following:

No Evergreen Provision. The 2003 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2003 Plan can be automatically replenished.

No Automatic Grants. The 2003 Plan does not provide for automatic grants to any participant.

No Tax Gross-ups. The 2003 Plan does not provide for any tax gross-ups.

No Liberal Share Recycling. Shares used to pay the exercise price or withholding taxes related to an outstanding award, unissued shares resulting from the net settlement of outstanding SARs or options, and shares purchased by the Company in the open market using the proceeds of option exercises do not become available for issuance as future awards under the 2003 Plan.

Fungible Share Ratio. We use a fungible share ratio where any full value awards, such as RSUs, are deducted at a higher rate from our plan than options and SARs. Currently, for each share subject to an RSU 1.5 shares are deducted from the 2003 Plan share pool reserve.

Maximum Term of Options/SARs. The maximum term for options and SARs issued under the 2003 Plan is 8 years.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

No Discounted Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

No Repricing Without Stockholder Approval. Other than in connection with a change in the Company’s capitalization, at any time when the purchase price of a stock option or SAR is above the market value of a share, JDSU will not, without stockholder approval, reduce the purchase price of such stock option or SAR and will not exchange such stock option or SAR for a new award with a lower (or no) purchase price or for cash.

No Reload Grants. Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option are not permitted.

Performance Measures. The 2003 Plan includes a list of business and financial performance measures from which the Compensation Committee may construct predetermined goals that must be met for certain awards to vest. In general, the performance measures and other award limitations in the 2003 Plan are designed to help the Company comply with Section 162(m) of the Code which would otherwise limit deductions for certain awards to “covered employees” of the Company (generally the Company’s Chief Executive Officer and the three (3) Named Executive Officers who are included as such as a result of their compensation). Although the Company believes that grants under the 2003 Plan should generally satisfy these rules, under certain circumstances, such as a change in control of the Company, compensation paid in settlement of awards may not qualify for deductions under these rules.

Summary of Proposal

The proposed amendment to the 2003 Plan would permit the issuance of an additional 9,000,000 shares of our Common Stock under the 2003 Plan, subject to proportionate adjustment in the event of a stock split or other change in the Common Stock or capital structure of the Company (the “Additional Shares”) and deduction of restricted stock units and other full value shares at a rate of 1.5 shares for each share subject to the RSU or other full value share award.

Currently, a maximum of 64,200,000 shares of Common Stock have been authorized for issuance under the 2003 Plan. As of August 31, 2014, there were 1,280,579 shares of our Common Stock remaining available for future grants under the 2003 Plan.1 We believe that these remaining shares may be insufficient to continue operating the 2003 Plan beyond the Company’s fiscal year 2015, after taking into account the charge of 1.5 shares against the available Plan share reserve for each share made subject to a “full value award,” such as a restricted stock unit (“RSUs”) awards. We believe that the Additional Shares will allow us to remain consistent with our intent to limit annual potential incremental dilution attributable to equity incentive awards to at or below a long-term average of 3% while continuing to have the ability to utilize awards under the 2003 Plan to compete for, attract and retain talent necessary to the Company’s future success and align employee interests with those of the Company’s stockholders. Consistent with this intent, average annual net dilution resulting from grants under

1	As of August 31, 2014 there were also 606,729 shares of our Common Stock remaining available for future grants under the 2005 Acquisition Equity Incentive Plan (the “2005 Plan”), which we utilize for grants made in connection with acquisitions and certain new hire awards to the extent permitted by NASDAQ rules.

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PROPOSAL 4

the 2003 Plan over the Company’s 2012, 2013 and 2014 fiscal years has been 1.58%.2 The Board does not presently anticipate that the separation of the Company into two publicly-traded companies will result in any change to this objective.

As of August 31, 2014, there were 3,480,165 shares of our Common Stock subject to outstanding options, with a weighted average exercise price per share equal to $10.17 and a weighted average term remaining of 3.4 years, and 11,870,5823 restricted stock units that were issued and outstanding, but not yet vested, under all of our equity plans.

In addition, as noted above, clarifying language was added to the 2003 Plan’s share counting rules. However, this does not substantively change the operation of the 2003 Plan.

Summary of the 2003 Plan

The following description of the 2003 Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which, as proposed in its amended and restated form, is attached hereto as Appendix A.

Purpose of the 2003 Plan

The purpose of the 2003 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance.

Plan Administrator

The 2003 Plan is administered by the Board or a committee of the Board, either of which we refer to in this proposal as the “Administrator.” The Board has delegated to its Compensation Committee the authority generally to administer the 2003 Plan. In the case of awards granted to officers and members of the Board or which are intended to qualify as “performance-based” for purposes of Section 162(m) of the Code, the 2003 Plan requires that the Administrator be constituted in a manner that complies with applicable law. Subject to applicable laws and the terms of the 2003 Plan, the Administrator has the authority, in its discretion, to:

  select the employees, directors and consultants to whom awards are to be granted;
  determine the type of award granted;
  determine the number of shares or the amount of other consideration to be covered by each award;
  approve award agreements for use under the 2003 Plan;
  determine the terms and conditions of each award;
  construe and interpret the terms of the 2003 Plan and the awards granted;
  establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions; and
  take such other action not inconsistent with the terms of the 2003 Plan as the Administrator deems appropriate.

As of August 31, 2014, the Company had approximately 5,000 employees, including five Named Executive Officers, and seven independent directors who were eligible to participate in the 2003 Plan. As of August 31, 2014, the closing price per share of the Company’s Common Stock was $11.55.

Shares Authorized for Issuance Under the 2003 Plan

As of August 31, 2014, there were 3,480,165 shares of our Common Stock subject to outstanding options, with a weighted average exercise price per share equal to $10.17 and a weighted average term remaining of 3.4 years, and 11,870,582 RSUs that were issued and outstanding, but not yet vested, under all of our equity plans. As of that date, there were 1,280,579 shares of our Common Stock remaining available for future grants under the 2003 Plan (and 606,729 shares of our Common Stock remaining available for future grants under the 2005 Acquisition Equity Incentive Plan). If this amendment is approved by the stockholders, the aggregate number of shares of Common Stock that may be issued under the 2003

2	Excludes shares underlying equity granted under the Company’s 2005 Acquisition Equity Incentive Plan. MSUs calculated based on the number of shares that actually vested during the period.
3	Includes market stock units (“MSUs”). MSUs are restricted stock units with vesting requirements tied to the performance of the Company’s stock as compared to the NASDAQ telecommunications index. MSUs are reported at 100% of the target number of shares. The actual number of shares that vest will range from 0% to 150% of the target amount based on the Company’s actual performance as compared to the NASDAQ telecommunications index for the relevant vesting period.

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PROPOSAL 4

Plan will be increased from 64,200,000 shares to 73,200,000 shares, subject to proportionate adjustment in the event of stock splits or other changes in the Common Stock or capital structure of the Company.

The number of shares charged against the 2003 Plan’s limit when an award is granted differs depending on whether the award is a “full value award” or another award, such as a stock option. Full value awards are awards, such as Restricted Stock, RSUs, performance shares, and performance units, which do not require payment of a purchase price per share at least equal to the fair market value of a share of Common Stock on the date of grant. The 2003 Plan’s share reserve is reduced by 1.5 shares for each one share made subject to a full value award. Accordingly, 1.5 shares are returned to the share reserve for each share subject to a full value award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of its original purchase price or its fair market value at the time of repurchase. For each share made subject to an award that is not a full value award, the 2003 Plan’s share reserve is reduced by one share, and one share is returned to the share reserve for each share subject to a non-full value award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of its original purchase price or its fair market value at the time of repurchase. The number of shares available under the 2003 Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised, rather than by the net number of shares actually issued. Except as described above, shares that have been issued under the 2003 Plan cannot be returned to the 2003 Plan’s share reserve to again become available for future grant.

The maximum number of shares for which awards may be granted to any participant during a fiscal year is 1,000,000 shares, provided that a participant may be granted awards for up to an additional 1,000,000 shares in connection with the participant’s initial commencement of service or first promotion in any fiscal year. These award limits will be adjusted proportionately in the event of a stock split or other change in the Common Stock or capital structure of the Company.

Grants for Fiscal 2012, 2013 and 2014

Grants made during the past three fiscal years from the 2003 and 2005 Plans are as follows:

Fiscal Year	Options Granted	Full Value Time Based Awards Granted (1)	Performance Awards Earned (2)	Weighted Average Number of Common Shares Outstanding	Unadjusted Burn Rate
2014	0	5,400,759	413,694	234,152,471	4.97%
2013	0	5,755,664	167,467	235,007,426	5.04%
2012	0	4,476,249	0	230,027,061	3.89%
(1)	Includes restricted stock units granted during the fiscal year with time-based vesting requirements.
(2)	Includes MSUs. MSUs are reflected based on the amount actually earned during the fiscal year.

If the amendment is approved, we anticipate the number of shares available for grant under the 2003 Plan will last through the Company’s fiscal year 2016. This calculation is based solely on the average rate at which shares were granted over the past three fiscal years, and assumes that future awards under the 2003 Plan would be granted at a similar rate. The number of shares required for future grants is not currently known and is dependent upon several factors that cannot be predicted, including but not limited to the price of the Company’s Common Stock on future grant dates and the extent to which grants, including our MSUs, vest. In addition, the potential impact of the proposed separation of JDSU into two separate companies on the share reserve is difficult to predict and may impact this estimate.

Prohibition of Repricing without Stockholder Approval

The 2003 Plan expressly provides that, without the approval of the Company’s stockholders, the Company may not reduce the exercise price of any option or stock appreciation right granted under the 2003 Plan or cancel an outstanding option or stock appreciation right having an exercise price that exceeds the fair market value of the underlying shares in exchange for cash, another option, stock appreciation right, restricted stock, RSUs or other award, unless the exchange occurs in connection with a corporate transaction, as described below. In accordance with these provisions, in November 2009, the Company’s stockholders approved a stock option exchange program which occurred in October 2010.

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PROPOSAL 4

Terms and Conditions of Awards

The 2003 Plan provides for the grant of awards in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units, and dividend equivalent rights. Stock options granted under the 2003 Plan may be either incentive stock options complying with Section 422 of the Code or nonqualified stock options. Incentive stock options may be granted only to employees. All other awards may be granted to employees, directors and consultants. Please see the section entitled “Compensation Discussion and Analysis — Elements of Executive Compensation — Long Term Incentive Compensation” for details about the awards granted under the 2003 Plan during fiscal year 2012.

Each award must be evidenced by an award agreement designating the type of award granted. Stock options must be designated as either incentive stock options or nonqualified stock options. However, to the extent that the aggregate fair market value of shares of Common Stock subject to options designated as incentive stock options which become exercisable by an employee for the first time during any calendar year exceeds $100,000, such excess options are treated as nonqualified stock options. The term of any award granted under the 2003 Plan may not exceed eight years, provided that the term of an incentive stock option granted to an employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company may not exceed five years.

Awards may be granted with such vesting conditions, including satisfaction of performance criteria, as are determined by the Administrator. Compensation realized by a covered employee pursuant to a stock-based award other than a stock option or stock appreciation right will qualify as performance-based for purposes of Section 162(m) of the Code only if it is payable only upon the achievement of one or more performance goals established by the Administrator not later than 90 days (or other period required by Section 162(m) of the Code) after the commencement of the services to which the goal relates and while the outcome is substantially uncertain. The 2003 Plan establishes the following business criteria upon which the Administrator may base such performance goals for purposes of qualifying the Award as performance-based for purposes of Section 162(m) of the Code: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, and (xvii) market share.

Stock options and stock appreciation rights must have an exercise price per share that is not less than 100% of the fair market value of a share of Common Stock on the date the option is granted, except that in the case of incentive stock options granted to an employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company such exercise price may not be less than 110% of the fair market value of a share of Common Stock on the date the option is granted. The exercise price is generally payable in cash, by check, through the surrender of shares of Common Stock or, in the case of options, by means of a broker-assisted sale and remittance procedure.

Under the 2003 Plan, the Administrator may establish one or more programs to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish separate programs for the grant of particular forms of awards to one or more classes of participants.

Termination of Service

A participant in the 2003 Plan whose service with the Company terminates may exercise an award only to the extent and only within the time period provided in the award agreement. Any award designated as an incentive stock option not exercised within the time permitted by Section 422 of the Code following the participant’s termination of employment will be treated as a nonqualified stock option.

Transferability of Awards

Incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the participant only by the participant. Other awards may be transferred only by will or by the laws of descent and distribution, or by gift or domestic relations order to the participant’s immediate family in a manner determined by the Administrator. The 2003 Plan permits the designation of beneficiaries by holders of awards.

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PROPOSAL 4

Change in Capitalization

Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by outstanding awards, the number of shares of Common Stock that have been authorized for issuance under the 2003 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of Common Stock that may be granted subject to awards to any participant in a fiscal year, and the like, will be proportionally adjusted in the event of (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the Common Stock, or (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. In addition, the Administrator is authorized to provide for such adjustments in connection with any other transaction with respect to Common Stock, including a merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction.

Corporate Transactions

Outstanding awards will terminate upon the consummation of a corporate transaction (as described below) except to the extent that they are continued by the Company or assumed by the successor entity or its parent. Except as otherwise provided by the award agreement, the vesting of an outstanding award will be accelerated in full if it is not continued by the Company or assumed or replaced by the successor entity or its parent in connection with a corporate transaction. The 2003 Plan provides that a corporate transaction includes (i) the sale of all or substantially all of the Company’s assets, (ii) the complete dissolution or liquidation of the Company, (iii) a merger or consolidation in which the Company is not the surviving entity, (iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 40% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, or (v) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.

Amendment, Suspension or Termination of the 2003 Plan

The Board of Directors may at any time amend, suspend or terminate the 2003 Plan. The 2003 Plan will terminate automatically November 14, 2022. To the extent necessary to comply with applicable law and listing requirements, the Company will obtain stockholder approval of any amendment to the 2003 Plan. The Board of Directors may unilaterally amend the 2003 Plan or any award agreement, retroactively or otherwise, in order to conform the 2003 Plan or award agreement to any present or future law, regulation, rule or listing requirement applicable to the 2003 Plan, including Section 409A of the Code. Section 409A establishes certain requirements applicable to nonqualified deferred compensation and imposes tax penalties on such deferred compensation that does not satisfy these requirements. Certain awards granted under the 2003 Plan may be deemed to constitute deferred compensation and will be required to comply with the requirements of Section 409A.

Certain U.S. Federal Income Tax Consequences

The following summary of the United States federal income tax consequences in connection with awards granted under the 2003 Plan is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Nonqualified Stock Options

The grant of a nonqualified stock option under the 2003 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant is subject to income tax at the rate applicable to ordinary compensation income on the excess of the fair market value on the date of exercise of the shares acquired over the exercise price paid. If the participant is an employee, this income will be subject to withholding of federal income and employment taxes. The Company generally will be entitled to an income tax deduction in the amount of the

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PROPOSAL 4

income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code. Any gain or loss realized by the participant upon a subsequent disposition of the shares will be a long- or short-term capital gain or loss, depending on whether the shares are held for more than one year following exercise of the option. The Company does not receive a tax deduction for any such gain.

Incentive Stock Options

The grant of an incentive stock option under the 2003 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no taxable income for regular tax purposes upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the incentive stock option was granted or within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price paid. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price paid, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price paid. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on whether the shares were held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the exercise price paid and the fair market value of the shares on the date when an incentive stock option is exercised is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Stock Appreciation Rights

A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the award’s base price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code. Any gain or loss on participant’s subsequent disposition of the shares will be a long- or short-term capital gain or loss, depending on whether the shares have been held for more than one year following exercise of the stock appreciation right. The Company does not receive a tax deduction for any such gain.

Restricted Stock

A participant who acquires shares under a restricted stock award will generally recognize ordinary income on the difference between the amount paid for the shares, if anything, and their fair market value on the date that the restrictions lapse. If the participant is an employee, this income will be subject to withholding of federal income and employment taxes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code (including, without limitation, Section 162(m)). Any gain or loss on the recipient’s subsequent disposition of the shares will be a long- or short-term capital gain or loss, depending on whether the shares have been held for more than one year since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock awards may make an election under Section 83(b) of the Code to recognize as ordinary income in the year that such shares are granted an the amount equal to the excess of the fair market value on the date of their issuance over the price paid for such shares, if any. If this election is made, the participant will recognize no

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PROPOSAL 4

additional compensation income when the restrictions on the shares lapse. Any gain or loss on the subsequent disposition of the shares will be a long- or short-term capital gain or loss, depending on whether the shares have been held for more than one year since they were acquired by the participant. An election under Section 83(b) of the Code must be made, if at all, within thirty days following the date on which the shares of restricted stock were issued to the participant.

Restricted Stock Units, Performance Shares and Performance Units

A participant generally will recognize no income upon the receipt of a Restricted Stock Unit, performance share or performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of federal income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of unrestricted shares on the date they were issued, will be taxed as a long- or short-term capital gain or loss, depending on whether the shares have been held for more than one year since they were acquired by the participant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Code (including, without limitation, Section 162(m)).

Dividends and Dividend Equivalents

Because Restricted Stock Units and performance unit awards are not actual, issued shares of our Common Stock, recipients do not have the rights of a stockholder, but these awards may provide for the payment of dividend equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to such awards. If the participant is an employee, such income is subject to withholding of federal income and employment taxes. The Company is entitled to an income tax deduction in the amount of the income recognized by a participant, except to the extent such deduction is limited by applicable provisions of the Code (including, without limitation, Section 162(m)). No dividends or dividend equivalents have been paid to recipients of unvested performance stock-based awards.

New 2003 Plan Benefits

Please see the “Grants of Plan-Based Awards Table” for details on the awards made under the 2003 Plan to our named executive officers during fiscal year 2014.

Because it is within the Compensation Committee’s discretion to determine which directors, employees and consultants receive awards under the 2003 Plan, and the types and amounts of those awards, it is not possible at present to specify the persons to whom awards will be granted in the future or the amounts and types of individual grants. However, it is anticipated that, among others, all of our current executive officers, including our named executive officers, will receive stock options and/or Restricted Stock Units under the 2003 Plan.

Options Granted to Certain Persons

The following table shows the number of shares subject to options issued under the 2003 Plan since its inception to our named executive officers, all current executive officers as a group, all current directors who are not executive officers and all employees as a group (excluding executive officers).

30       2014 Proxy Statement

PROPOSAL 4

2003 Equity Incentive Plan

Name and Position	Number of Shares [4]
Thomas Waechter
Chief Executive Officer and President	1,270,000
Rex Jackson
Executive Vice President and Chief Financial Officer	112,500
Alan Lowe
Executive Vice President and President, Communications and Commercial Optical Products	191,250
David Heard
Executive Vice President and President, Network Enablement and Service Enablement	141,000
Luke Scrivanich
Senior Vice President, and General Manager, Optical Security and Performance Products	94,003
All current executive officers as a group (6 persons)	1,951,844
All current directors who are not executive officers, as a group (7 persons)	61,875
All employees as a group (excluding current executive officers)	9,141,121
4	As of August 31, 2014

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE 2003 PLAN

2014 Proxy Statement       31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of August 31, 2014, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock, (ii) each director and nominee, (iii) the Company’s executive officers, and (iv) all current directors and executive officers as a group.

As of August 31, 2014, there were 231,540,824 shares of the Company’s Common Stock outstanding. The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Number of Shares Beneficially Owned
Name	Number	Percentage
5% or more Stockholders (1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	27,355,741	11.8%
Capital Research Global Investor 333 South Hope Street Los Angeles, CA 90071	23,623,074	10.2%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10022	21,671,624	9.4%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	15,512,310	6.7%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355-2331	13,628,835	5.9%
Directors and Executive Officers
Thomas Waechter (2)	524,962	*
Richard E. Belluzzo (3)	53,961	*
Keith Barnes (4)	19,560	*
Timothy Campos	0	*
Harold L. Covert (5)	65,870	*
Penny Herscher	39,904	*
Masood A. Jabbar (6)	64,608	*
Martin A. Kaplan	49,158	*
David W. Heard (7)	177,886	*
Rex S. Jackson (8)	201,413	*
Alan Lowe (9)	409,786	*
Andrew Pollack (10)	94,607	*
Luke Scrivanich (11)	105,941	*
All directors and executive officers as a group (13 persons) (12)	1,807,656	*
*	Less than 1%.

(1)	Based on information set forth in various Schedule 13 filings with the SEC current as of August 31, 2014 and the Company’s outstanding common stock data as of August 31, 2014.
(2)	Includes (i) 300,000 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2013 and (ii) 152,948 market stock units (“MSUs”). MSUs are reported at 100% of the target number of shares scheduled to vest within 60 days of August 31, 2014. The actual number of shares that vest will range from 0% to 150% of the target amount. Details of the conditions and terms under which the MSUs will vest begin on page 42 of this Proxy Statement.
(3)	Includes 3,250 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014.
(4)	Includes 5,990 RSUs which vest within 60 days of August 31, 2014.
(5)	Includes 3,250 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014.
(6)	Includes 2,500 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014.
(7)	Includes (i) 112,812 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014 and (ii) 51,927 MSUs which vest within 60 days of August 31, 2014.

32       2014 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(8)	Includes (i) 105,468 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014 and (ii) 42,373 MSUs which vest within 60 days of August 31, 2014.
(9)	Includes (i) 163,751 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014 and (ii) 60,899 MSUs which vest within 60 days of August 31, 2014.
(10)	Includes (i) 72,941 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014 and (ii) 21,666 MSUs which vest within 60 days of August 31, 2014.
(11)	Includes (i) 64,287 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014 and (ii) 21,333 MSUs which vest within 60 days of August 31, 2014.
(12)	Includes (i) 828,259 shares subject to stock options currently exercisable or exercisable within 60 days of August 31, 2014, (ii) 5,990 RSUs which vest within 60 days of August 31, 2014 and (iii) 351,146 MSUs which vest within 60 days of August 31, 2014.

2014 Proxy Statement       33

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Performance Overview

When setting executive compensation for fiscal year 2014, the Compensation Committee of the Board (the “Committee”) considered a comprehensive set of factors, including the Company’s prior fiscal year performance and the prior three-year period, in keeping with the Company’s focus on long-term growth and performance.

Highlights of the Company’s fiscal year 2013 performance include the following (all numbers except stock performance and segment information are non-GAAP – see Appendix B for a reconciliation to the most comparable GAAP numbers):

Net Income (M)	Net Revenue (M)	Operating Margin	Operating Income (M)

  TSR relative to peers ranked in the 100th and 55th percentile for the one- and three-year periods ending June 28, 2013.
  Earnings per share increased from $0.42 in fiscal year 2010 to $0.55 in fiscal year 2013, or 31%.
  The Company generated $187.8M of cash from operations, nearly $70M more than the $119.1M generated in fiscal year 2012 on comparable revenue, was cash flow positive in all four fiscal quarters and extended the Company’s track record of positive quarterly cash flows to 27 consecutive fiscal quarters.

Our Executive Compensation Philosophy

Our compensation philosophy includes the following key principles:

  Total compensation should attract, motivate and retain the talent necessary to achieve our business objectives – to increase long-term value and drive stockholder returns.
  Superior executive talent is retained through a strong pay-for-performance compensation system that provides the opportunity to earn above-average compensation in return for achieving business and financial success.
  We continue to evolve to align compensation with recognized best practices and to address current market realities.

34       2014 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Best Practices

We continually re-evaluate our compensation philosophy to remain competitive in the market for executive talent, while at the same time reflecting what we believe to be market best practices:

  Executives participate in the same cash incentive program that is available to the majority of our employees globally, under which incentive bonuses are determined based on a quarterly performance metric.
  Half of the equity incentive grants awarded to our executive officers are in the form of market stock units, with vesting tied to the Company’s relative total stockholder return compared against the NASDAQ Telecom Index.
  We do not generally provide perquisites to any of our executive officers.
  We have a clawback policy that applies to both cash incentives and equity awards.
  We prohibit our executive officers from engaging in hedging or other speculative transactions involving Company stock.

Compensation Philosophy and Elements

Our Philosophy

We believe that the quality, experience, skills, engagement and dedication of our executive officers are critical factors affecting the Company’s performance and our ability to drive long-term growth of stockholder value. These factors guide our executive compensation philosophy: that total compensation should be established at a competitive level to attract, motivate and retain the talent necessary to achieve our business objectives. We believe this philosophy should, in turn, increase long-term value and drive stockholder returns.

Our compensation philosophy recognizes that retention of superior executive talent is enabled through reinforcement of a strong pay-for-performance compensation system which provides the opportunity to earn above-average compensation in return for achieving business and financial success. Additionally, we continue to re-evaluate our compensation philosophy to align compensation with recognized best practices and to address current market realities.

Elements of Executive Compensation

In support of this compensation philosophy, the Committee utilizes three primary compensation elements.

Pay Element	Objective/Purpose
Base salary	To attract and retain highly-qualified executive talent
Cash incentive bonuses	To incentivize and reward achievement of near-term financial and business results
Equity grants, including: Time-based restricted stock units (“RSUs”); and Performance-based RSUs	To align our executives’ interests with those of our stockholders, drive long-term value, and reinforce longer-term retention

2014 Proxy Statement       35

EXECUTIVE COMPENSATION

Fiscal Year 2014 Named Executive Officers

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal year 2014, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers” (or “NEOs”). Our NEOs for fiscal year 2014 were:

Named Executive Officer	Position
Thomas Waechter	CEO and President
Rex Jackson	Executive Vice President and CFO
Alan Lowe	Executive Vice President and President, Communications and Commercial Optical Products (“CCOP”)
David Heard	Executive Vice President and President, Network and Service Enablement (“NSE”)[5]
Luke Scrivanich	Senior Vice President and General Manager, Optical Security and Performance Products (“OSP”)

Results of 2013 Advisory Vote on Executive Compensation

We conducted an advisory vote on executive compensation at our 2013 Annual Meeting of stockholders. The Board and the Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of the NEOs, will work to identify the specific concerns driving negative votes and evaluate whether any actions are necessary to address those concerns.

At the 2013 Annual Meeting of stockholders, approximately 96% of the votes cast were in favor of the NEOs’ compensation as disclosed in the 2013 Proxy Statement. The Committee reviewed the final vote results and, in part based on this level of support as well as the Company’s performance over the past year, determined that no significant changes to our executive compensation policies were necessary at this time.

Implementing Our Philosophy – Determining Executive Compensation

When setting NEO compensation, the Committee considers both the Company’s overall performance and each NEO’s performance against their individual objectives. The Committee also engages an independent third-party consultant, as described below, to compare proposed NEO compensation against a group of the Company’s peers. This comparative data helps ensure that each element of executive compensation, as well as total compensation, is competitive and meets the Company’s goal of attracting, motivating and retaining the talent required to achieve the Company’s business objectives and drive stockholder value.

Considerations in Determining NEO Compensation

The Committee considers a comprehensive set of factors when determining NEO Compensation. Some of the key considerations include:

  The individual executive’s performance, based on objective and subjective assessments of his or her contributions to the Company’s overall performance, ability to lead his or her business unit or function, to work as part of a team and to reflect the Company’s core values;
  Internal parity between executives based on their duties, responsibilities and contributions to the Company;
  Each individual executive’s skills, experience, qualifications and marketability (including the extent to which the executive is considered a candidate for succession-planning purposes);
  The Company’s performance against financial goals and objectives established by the Committee and the Board;
  The Company’s performance relative to industry competitors and its peer group;
  The positioning of each executive’s compensation in a ranking of market compensation survey data; and
  The compensation practices of the Company’s peer group and the wider technology industry.

5	Beginning in the first quarter of fiscal 2015, the Company split NSE into two reporting segments: Network Enablement (“NE”) and Service Enablement (“SE”).

36       2014 Proxy Statement

EXECUTIVE COMPENSATION

Assessing an Executive’s Performance

The CEO periodically updates the Committee of his assessment of each executive officer’s performance to ensure that compensation decisions are aligned with individual performance. In assessing each executive officer, the CEO reviews and documents each executive officer’s accomplishments, areas of strength, areas for development and long-term potential. The CEO bases this evaluation on his personal knowledge of each executive officer’s performance, actual results against specific objectives and feedback provided by others within and outside of the Company. In addition, the members of the Committee have periodic interactions with each NEO during the year that allow them to make independent assessments of the NEO’s performance. NEOs are not present for, nor do they participate in, Committee or Board discussions or approvals regarding their own compensation. The Committee ultimately is responsible for the final determination of all compensation for NEOs other than the CEO.

The CEO’s performance is reviewed periodically by the Committee and the independent members of the full Board using performance criteria developed by the Committee and approved by the full Board’s independent directors. In assessing CEO performance, the Committee and independent members of the Board review Company business, operational and financial performance against specific objectives and take into account other factors that may be included in the CEO’s individual objectives as well as any feedback received from the CEO’s direct reports and other employees. The Committee also engages in discussions with the CEO regarding his performance against objectives set by the Board. The Committee recommends all elements of compensation for the CEO to the independent members of the Board for review, consideration and approval.

The Role of Compensation Consultants and Peer Group Data

To assist the Committee in its review of executive compensation, the Company’s Human Resources Department and the Committee’s primary external compensation consultant, Compensia, Inc. (“Compensia”), provide compensation data from companies that the Committee selects as a “peer group” of technology companies for executive compensation analysis purposes. The Committee also periodically sought input from Compensia on a range of external market factors, including evolving compensation trends, the selection of appropriate peer group companies and market survey data. In fiscal year 2014, the Committee assessed the independence of Compensia as required by SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the Committee.

The peer group used by the Committee when considering executive compensation for fiscal year 2014 was determined based upon annual revenue (with peer companies ranging from approximately 56% to 189% of the Company’s annual revenue) market capitalization (with peer companies ranging from approximately 46% to 416%), and other financial metrics. The peer group includes technology companies, such as customers, competitors or other similar companies with which the Company may compete in recruiting and retaining executive talent and that have one or more attributes significantly similar to JDSU, including markets, manufacturing profile, level of integration and enterprises with global operations. The list of peer group companies (the “Peer Group”) the Committee considered when setting executive compensation for fiscal year 2014 is:

Altera Corp., ARRIS Group, Inc., Avago Technologies Limited, AVX Corporation, Bio-Rad Laboratories, Inc., Brocade Communications Systems, Inc., Ciena Corporation, Compuware, F5 Networks, Inc., Finisar Corp., KLA-Tencor Corporation, LSI Corporation, National Instruments, NetGear, PerkinElmer, Inc., Polycom, Inc., Tellabs, Inc., Teradyne, Inc., Trimble Navigation Limited and Xilinx Inc.6

The Committee uses the Peer Group market data provided by Compensia, along with other market data, to ensure that the compensation provided to the Company’s NEOs remains competitive. For fiscal year 2014, the Committee did not set targets for any individual element of executive compensation relative to the market data, but did review proposed compensation levels against the market data to ensure that compensation was competitive.

6	The Company’s current peer group, which was considered when setting executive compensation for fiscal year 2015, was amended to add FLIR Systems and Riverbed Technology.

2014 Proxy Statement       37

EXECUTIVE COMPENSATION

Considerations in Setting Fiscal Year 2014 Compensation

In determining appropriate levels of executive compensation for fiscal year 2014, the Committee considered the Company’s financial performance relative to the Peer Group, as well as performance against the Company’s competition and strategic and operational objectives in all three operating segments. In looking at the Company’s financial performance, the Committee considered both the prior fiscal year (fiscal year 2013) and the prior three-year period (fiscal years 2010-2013), in keeping with the Company’s focus on long-term growth and performance. The Committee also recognized that the Company had executed well against several key objectives despite continued macroeconomic challenges and had taken important steps to improve its position for future growth and stock price appreciation.

Financial and other performance metrics considered by the Committee included (all numbers except stock performance and segment information are non-GAAP – see Appendix B for a reconciliation to the most comparable GAAP numbers):

Company-Wide Achievements:
  The Company’s total stockholder return (“TSR”) relative to its Peer Group ranked in the 100th and 55th percentile for the one- and three-year periods ended June 28, 2013;
  Net revenue increased 24% from fiscal year 2010 to fiscal year 2013 from $13,356.8M to $1,676.9M;
  Net income increased 41% from fiscal year 2010 to fiscal year 2013 from $93.6M to $131.8M;
  Operating margin increased from 7.3% in fiscal year 2010 to 8.7% in fiscal year 2013;
  Earnings per share increased from $0.42 in fiscal year 2010 to $0.55 in fiscal year 2013, or 31%;
  The Company generated $187.8M of cash from operations, nearly $70M more than the $119.1M generated in fiscal year 2012 on comparable revenue, and extended the Company’s track record of positive quarterly cash flows to 27 consecutive fiscal quarters;
  A record 65% of fiscal year 2013 revenue in our network-focused businesses was from products less than 2 years old, exceeding the Company-wide goal of greater than 50%.

NSE Achievements:	CCOP Achievements:	OSP Achievements:
  Net revenue for the NSE segment increased 12% from $652.2M in fiscal year 2010 to $728.9M in fiscal year 2013.
  Substantial steps to drive operational efficiency by continuing to consolidate contract manufacturing and outsourcing repair services.
  Completion of the acquisitions of GenComm and Arieso enhanced the NSE segment’s position in the fast-growing wireless areas of RF test and location intelligence.

  Net revenue for the CCOP segment increased 49% from $499.3M in fiscal year 2010 to $742.2M in fiscal year 2013.
  Operating income for the CCOP segment increased from $33.4M in fiscal year 2010 to $82.4M in fiscal year 2013.
Substantial progress towards planning and execution of OSP’s long-term strategic objectives, including decision to exit lower-margin product lines and focus on higher-growth areas.

Fiscal Year 2014 Executive Compensation

The fundamental policy of the Committee is to provide NEOs with competitive compensation opportunities based upon the Company’s overall financial and operational performance and that of the Company’s individual operating segments, each NEO’s specific current and anticipated future contributions to the financial and operational success of the Company and their personal performance relative to business performance objectives. It is the Committee’s objective to have a significant portion of each NEO’s compensation contingent upon the Company’s performance, and as applicable, individual operating segment performance, as well as upon his or her own individual contributions to the achievement of business objectives. As an executive officer’s level of responsibility increases, a greater proportion of such executive’s total target compensation is comprised of cash incentive bonuses and equity compensation vehicles in order to align total target compensation with the actual achievement of Company and operating segment business and financial performance objectives. As illustrated in the chart below, approximately 50% of the target total direct compensation to our NEOs was performance-based.7

7	Percentages may not equal 100% due to rounding.

38       2014 Proxy Statement

EXECUTIVE COMPENSATION

The individual components of each NEO’s compensation package for fiscal year 2014 are summarized below.

Base Salary. The Company provides NEOs and other executives with a fixed base salary set at a level to allow the Company to attract, motivate and retain qualified executives. The base salary for each NEO is determined on the basis of the following factors: scope of responsibilities, experience, skill level, personal performance, and salary levels in effect for comparable positions within and outside the industry against which the Company competes for executive talent. The Committee also compares the compensation of its NEOs with the compensation of other executive officers for internal pay equity purposes. The weight given to each of these factors differs from individual to individual as the Committee deems appropriate and necessary to support the Company’s business objectives. Salary levels generally are considered annually as part of the Company’s performance review process as well as upon a promotion or other change of position or level of responsibility. Merit based increases to salaries of the Company’s NEOs other than the CEO are recommended by the CEO to the Committee, and all increases are based on the Committee’s (and in the case of the CEO, the independent directors of the full Board) review and assessment of the individual’s performance, skill set and competitive market factors.

The Committee reviewed the base salaries of the NEOs (except for Mr. Waechter) in August and October 2013 and approved a merit increase in their base salaries for the remainder of fiscal year 2014, which were effective October 2013. These merit increases were primarily driven by their individual contributions to the Company’s business objectives.

Mr. Waechter’s base salary remained unchanged, because the Committee and the Board believed it was competitive against the market data and an increase was not required to further the Company’s business objectives.

Named Executive Officer	FY 2013 Base Salary	FY 2014 Base Salary	Percentage Increase
Thomas Waechter	$800,000	$800,000	—
Rex Jackson	$420,000	$440,000	4.8%
Alan Lowe	$540,000	$562,000	4.1%
David Heard	$450,000	$475,000	5.6%
Luke Scrivanich	$300,000	$320,000	6.7%

8	In connection with Mr. Jackson’s promotion to Executive Vice President and Chief Financial Officer in January 2013 he was granted additional time-based RSUs and performance-based market stock units (“MSUs”). The RSUs, which were granted in fiscal year 2013, were disclosed in the Company’s 2013 proxy statement and are not included in the chart below. Because the MSUs were not granted until fiscal year 2014, they are reflected in the chart below in addition to the regular grant of both RSUs and MSUs granted to Mr. Jackson as part of the annual equity grant process. Had the MSUs been granted during fiscal year 2013, the percentage of Mr. Jackson’s total target compensation allocated to RSUs and MSUs in fiscal 2014 would have been equal.

2014 Proxy Statement       39

EXECUTIVE COMPENSATION

Cash Incentive Compensation. The Company utilizes a single cash incentive program for the majority of its employees globally, including all NEOs, known as the Variable Pay Plan (“VPP”). Under the VPP, incentive bonuses are determined based on a quarterly performance metric, and are paid semi-annually. These awards are designed to incentivize and reward short-term performance and achievement of the Company’s operating income targets. The Committee believes that having NEOs participate in the same incentive program as all other eligible employees promotes a common sense of purpose, alignment, and fairness.

Each participant in the VPP is assigned a target incentive opportunity (“TIO”) equal to a percentage of his or her base salary, based upon the individual’s grade level within the Company. Each NEO’s TIO is annually reviewed by the Committee and compared against the market data, including the Peer Group and survey data provided by Compensia. In August 2013, the Committee increased Mr. Scrivanich’s TIO from 60% to 75% in connection with his appointment to the position of Senior Vice President and General Manager of the OSP Business Segment. For fiscal year 2014 the assigned TIOs for each of Mr. Lowe, Mr. Heard and Mr. Jackson remained at 75%. Mr. Waechter’s TIO was increased from 120% to 135% to further incentivize operational performance.

The actual cash incentive payments awarded to each employee annually under the VPP may range from 0% to 200% of each employee’s assigned TIO depending on the Company’s achievement of its operating income target. Additionally, the actual incentive payment awarded to all employees within any individual operating segment participating in the VPP may be adjusted lower or higher by up to 15% based upon the discretion of the CEO, although any adjustment that would affect the CEO must be approved by the independent members of the Board and any adjustment that would affect the other NEOs must be approved by the Committee. In the first quarter of fiscal year 2014, Mr. Waechter exercised this discretion to increase the VPP awards paid to employees in the Company’s CCOP and OSP segments by 15% and decrease the awards paid to employees in the Company’s NSE segment by 15% in recognition of the fact that CCOP and OSP exceeded their annual operating plan (“AOP”) targets for the first quarter of fiscal year 2014, while NSE did not. Mr. Lowe and Mr. Scrivanich participated in the increased VPP award along with all employees in the CCOP and OSP segments and Mr. Heard’s VPP award was reduced along with all employees in the NSE segment. There was no discretion applied to the award paid to the Shared Services segment, in which Mr. Jackson participates. Actual incentive payments awarded to our NEOs in fiscal year 2014 are indicated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Actual payments under the VPP are subject to achievement of the Company’s operating income target. Participation is separated into two tiers based upon employee grade level. Employees at the director level and above received VPP compensation at a reduced rate relative to achievement of operating income objectives than was required for VPP compensation received by those employees below the director level for all operating income levels below 12% of revenue. This performance metric is designed to align executives’, other employees’ and stockholders’ interests by making payments under the VPP contingent on business performance objectives consistent with growing profitability and sustainable, long-term appreciation in stockholder value.

Although the operating income percentage target was unchanged from the previous fiscal year, the absolute dollar value of the target for most employees increased in fiscal year 2014 due to an increase in the absolute dollar value of the Company’s overall AOP target. As reflected in the chart below, in order for NEOs to receive their target cash incentives for the full fiscal year, and subject to the application of CEO’s and independent members of the Board’s discretion as discussed above, the Company was required to improve operating income as a percentage of revenue by at least 3.3 percentage points over the operating income actually achieved by the Company in fiscal year 2013. The Committee anticipated that the incentive compensation which would be received by NEOs for achieving the fiscal year 2014 AOP operating income objective would result in incentive payments of approximately 85% of target incentive payments due to the fact that the AOP set a Company-wide operating income target of $206 million, approximately 41% higher than that actually achieved in fiscal year 2013. The Committee determined that this structure would provide employees with incentives for growth while recognizing the continuing macroeconomic challenges facing the markets in which the Company operates.

40       2014 Proxy Statement

EXECUTIVE COMPENSATION

The fiscal year 2014 scale is as follows:

The actual semi-annual VPP payment to each participant thus was calculated based upon the following formula (excluding CEO and Board discretion):

Quarterly Eligible Base Pay Earnings (for the employee)          X          TIO %          X          Achievement % (based upon Company operating income)

Actual achievement for the Company for each fiscal quarter 2014 was as follows:

	H1 FY14 VPP Achievement				H2 FY14 VPP Achievement
	Q1’14			Q2’14	Q3’14	Q4’14
CEO Discretion Applied	+15%	-15%	None	None	None	None
Participating Segments	CCOP/OSP	NSE	Shared Services	All Employees	All	All
Senior Manager & below	62.5%	32.5%	47.5%	90.0%	0.0%	57.5%
Director & above	54.5%	24.5%	39.5%	75.0%	0.0%	45.5%

Long-Term Incentive Compensation. Long-term incentives are provided through RSUs and market stock units (“MSUs”), which are described in detail below. The Committee believes that stock-based compensation aligns the interests of employees with long-term stockholder value creation, providing each NEO with an incentive to manage the Company from the perspective of an owner. The Committee also believes stock-based compensation provides the Company with an important long-term retention tool in a highly competitive market for executive talent. The Committee sets equity grant levels to executive officers based on a variety of factors, including the individual performance of the executive officer, an assessment of the value of the individual’s current and anticipated future services to the Company, relative business criticality of the position held, the awards given to other executives, and the desire to keep the Company’s overall compensation competitive.

The number of shares of Common Stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership and resulting compensation opportunity based on the executive officer’s current position with the Company, the average size and potential returns of comparable awards made to executive officers in similar positions within the industry and the Peer Group, the executive officer’s potential for increased responsibility and promotion over the grant term, and the executive officer’s personal performance in recent periods. The Committee also takes into account the value of vested and unvested equity incentives held by the executive officer in order to maintain an appropriate level of equity incentives for that executive officer. Additionally, the Committee generally grants equity awards to executive officers upon commencement of their employment with the Company or their promotion, with the level of award based on factors similar to those considered in connection with awards

2014 Proxy Statement       41

EXECUTIVE COMPENSATION

to existing executive officers. Finally, the Committee considers the number of shares of Common Stock which would be subject to proposed equity incentive awards to individual NEOs for consistency with the Committee’s objective to limit actual net dilution attributable to equity awards to all Company employees to at or below a long-term average of less than 3% per annum.

Equity awards are granted with vesting requirements related to (a) continued service to encourage retention, or (b) the satisfaction of performance or financial goals or other conditions that are aligned with the Company’s business and financial objectives and designed to support growth in long-term stockholder value. In all cases, vesting of equity awards is contingent upon the executive officer’s continued service with the Company.

In order to ensure equity compensation awards are aligned with the Committee’s commitment to pay-for-performance, it is the Committee’s practice that:

  at least 50% of the target number of shares of all such equity awards to the Company’s NEOs are performance-based and are earned or otherwise vest based on the achievement of performance targets; and
  performance criteria applicable to such performance-based equity awards and the difficulty of achievement of such criteria are disclosed in the proxy statement for each applicable fiscal year.

All equity compensation awards issued to the Company’s NEOs in fiscal year 2014 complied with this practice which is illustrated below.

Equity Compensation*

* Based on target number of shares granted.

In August 2011, upon the recommendation of the Committee, the Board approved the use of performance-based RSUs, also known as market stock units (“MSUs”) for executive officers in place of performance-based stock options. The Board believed that MSUs provide a more accurate measurement of the Company’s relative performance and support the Company’s pay-for-performance philosophy. When granting MSUs, the Committee assigns a target award for each grant. MSUs vest over three years, and the number of shares actually earned on each vesting date is determined by comparing the Company’s total stockholder return (“TSR”) for the relevant period against the TSR of the component companies of the NASDAQ Telecom Index (the “Index”) on a straight-line scale from 0% to 150% as described in the following table.

Relative Performance	Percent of Target Award Vesting
Company TSR below 25th percentile	0%
Company TSR at 25th percentile	50%
Company TSR at 50th percentile	100%
Company TSR at or above 75th percentile	150%

42       2014 Proxy Statement

EXECUTIVE COMPENSATION

TSR is initially calculated for a baseline period, which for grants made in fiscal year 2014, was July 15, 2013 through September 15, 2013 (the “Initial Measurement Period”). Vesting is then determined by comparing the TSR during each subsequent July 15 through September 15 of each year during the vesting period (the “Measurement Period”) against the Initial Measurement Period.9

All of the Company’s NEOs were awarded RSUs and MSUs in August 2013 as an element of the Company’s fiscal year 2014 equity award and review process. Consistent with the Company’s commitment to ensure that at least 50% of the target number of shares subject to equity awards to NEOs are performance-based, each NEO was then awarded 50% of the target award level shares in the form of MSUs.10 The remaining 50% of the shares subject to award were time-based RSUs (the “2014 Time-Based Awards”). The 2014 Time-Based Awards were subject to a vesting schedule providing that one-third of the award will vest on the first anniversary of the grant date, with the remaining two-thirds of the award vesting in eight equal quarterly installments thereafter, subject to continued employment with the Company. Actual awards to NEOs are shown in the Grants of Plan-Based Awards Table.

Perquisites and Other Personal Benefits

We believe that it is critical that the Company maintain an egalitarian culture, and that our executive officers should not operate under different standards than other employees. Accordingly, the Company’s healthcare, insurance, and other welfare and employee benefit programs are the same for all eligible employees, including executive officers. The Company generally does not have programs for providing personal benefit perquisites to NEOs, such as defraying the cost of financial or legal advice, personal entertainment, recreational club memberships or family travel. The Company has no outstanding loans of any kind to any of its executive officers, and it expects its officers to be role models under its Code of Business Conduct, which applies equally to all employees.

Compensation Recovery Policy

The Committee adopted the “JDSU Compensation Clawback Policy” (the “Policy”) in February 2010. The Policy applies to cash incentive payments and equity compensation awards provided to Section 16 officers and directors under any applicable Company incentive plan. In the event of fraud or intentional misconduct of Section 16 officers or directors, the Committee may seek:

  repayment of any cash incentive payment,
  cancellation of unvested or unexercised equity incentive awards, and repayment of any compensation earned on previously exercised equity incentive awards,

where such payments, equity incentive awards and/or compensation earned on previously exercised equity incentive awards was predicated on results that were augmented by such fraud or intentional misconduct (“Excess Compensation”), whether or not such activity resulted in a financial restatement. The Committee will have sole discretion under the Policy, consistent with any applicable statutory requirements, to seek reimbursement of Excess Compensation.

Further, following a restatement of the Company’s financial statements, the Company will recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of the Policy, Excess Compensation will be measured as the positive difference, if any, between the compensation earned by an Executive Officer and the compensation that would have been earned by the Executive Officer had the fraud or misconduct not occurred.

9	For purposes of calculating TSR, (a) dividends are assumed to have been reinvested, (b) share prices are rounded to the nearest $0.01 and dividends are rounded to the nearest $0.001, and (c) companies without a stock price history for the entire performance or averaging period are excluded.
10	When evaluating each NEO’s performance-based target in comparison to the relevant market data, the Committee assumes for comparison purposes that MSUs will vest at 100% of the MSU target. Actual MSU grant awards are made at the 150% achievement level to ensure a sufficient number of shares will have been granted if the maximum TSR is achieved. However, actual vesting of the individual MSU award will range anywhere from 0% to 150%, as described above.

2014 Proxy Statement       43

EXECUTIVE COMPENSATION

Executive Stock Ownership Policy

The Committee recommended and the full Board approved formal stock ownership requirements for non-employee directors and executive officers of the Company in fiscal year 2005 and amended this policy in August 2010. Under the policy in effect during fiscal year 2014, each non-employee director of the Company was required to have a minimum equity interest in the Company’s stock at least equal to three times that non-employee director’s annual cash retainer by the later to occur of the fifth anniversary of his or her first election to the Board or June 30, 2012. Likewise, each executive officer of the Company (except for the CEO) was required to have a minimum equity interest in the Company’s stock at least equal to that executive officer’s annual base salary by the later to occur of the fifth anniversary of his or her hire date (or, if later, promotion to executive officer) or June 30, 2010, and the CEO was required to have a minimum equity interest in the Company’s stock at least equal to three times the CEO’s then current annual base salary by the later to occur of the fifth anniversary of his or her promotion date or January 1, 2014. The shares that count towards this Company policy include stock owned outright, unvested and vested restricted stock and RSUs, and any stock options exercisable within 60 days of the valuation date. The equity incentive awards granted in fiscal year 2014 to each of the current named executive officers are listed in the Outstanding Equity At Fiscal Year End Table. Each of the non-employee directors and executive officers of the Company were in compliance with this policy during fiscal year 2014.

	Ownership Requirement	Deadline for Compliance (the later of)
Non-Employee Directors	3x annual cash retainer	5th anniversary of election to the Board	June 30, 2012
Chief Executive Officer	3x annual base salary	5th anniversary of hire or promotion date	January 1, 2014
Executive Officers (excluding CEO)	1x annual base salary	5th anniversary of hire or promotion date	June 30, 2010

Both hedging and pledging of Company securities are prohibited by the Company’s Insider Trading Policy.

Equity Grant Practices

In fiscal year 2012, the Committee transitioned from a policy of granting both RSUs and stock options to granting only RSUs. Although we do not current grant stock options, it is our policy that any stock option awards made to our NEOs, as well as all other Company employees, have an exercise price equal to the fair market value of our common stock on the date of grant (though as noted above the MSUs only vest upon the achievement of certain conditions related to the performance of the Company’s common stock). Fair market value is defined under our equity compensation plans as the closing market price of one share of our common stock on the NASDAQ Stock Market on the date of grant.

The Committee generally makes grants, which currently include a mix of RSUs and MSUs as described above, to our NEOs and other senior management on a once-a-fiscal year basis, but the Committee retains the discretion to make additional awards to NEOs at other times in connection with the initial hiring of a new officer, for retention purposes, or otherwise. New hire equity incentive awards are generally granted on the 15th day of the month immediately following the first day of employment of such new employee.

The Company does not have any program, plan or practice to time equity compensation grants to its executives in coordination with the release of material nonpublic information. The Company has not timed, nor does it plan to time, the release of material nonpublic information for the purpose of affecting the value of executive compensation, nor are equity compensation grants timed with regard to current share price or factors which may affect future share price.

Tax Considerations

The Committee endeavors to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent practicable while maintaining a competitive, performance-based compensation program. Based on the amount of deductions the Company can take each year, the actual impact of the loss of deduction for compensation paid to any NEO over the $1 million limitation is extremely small and has a de minimus impact on the Company’s overall tax position. For the foregoing reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, will not limit compensation to those levels or

44       2014 Proxy Statement

EXECUTIVE COMPENSATION

types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation that, consistent with its compensation goals, preserve deductibility.

The Company’s 2003 Equity Incentive Plan (the “2003 Plan”) is structured such that compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 2003 Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. In addition, other stock based awards issued under the 2003 Plan may be exempt from the $1 million limitation if such awards are subject to performance criteria and administered in accordance with Section 162(m) of the Code. The Company has discretion to issue other stock based awards which are intended to be exempt from the $1 million limitation as well as other stock based awards that are not intended to be exempt from the $1 million limitation.

Payments Upon a Termination or Change of Control

In August 2008, the Committee adopted a Change of Control Benefits Plan, which was amended in March 2013. Pursuant to the plan, eligible executives, including the NEOs (except for the CEO), will receive cash payments and accelerated vesting of options and other securities in the event of a qualifying termination within 12 months after a change of control of the Company. If the eligible executive has received an MSU award, the vesting will accelerate at 100% of the target amount of the award. In addition, pursuant to the employment agreement between the Company and Mr. Waechter, Mr. Waechter will receive payments and, in certain circumstances, acceleration of options and other securities, in the event he is terminated without Cause or resigns for Good Reason in connection with a change of control of the Company.

The Committee believes these agreements are beneficial to our stockholders because they minimize the uncertainty presented to our valuable workforce in the case of a change of control.

See “Potential Payments Made Upon Termination or Change of Control” below for a more complete summary of the terms of the Change of Control Benefits Plan and the employment agreement with Mr. Waechter, including estimates of the compensation that would have been payable to the NEOs had they been triggered on June 28, 2014, the final day of fiscal year 2014.

2014 Proxy Statement       45

COMPENSATION COMMITTEE REPORT

The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act. The information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Penelope A. Herscher, Chair
Richard E. Belluzzo
Martin A. Kaplan

46       2014 Proxy Statement

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of our chief executive officer, chief financial officer, and the three other most highly-paid executive officers (collectively, the “NEOs”) in fiscal years 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Thomas Waechter Chief Executive Officer and President	2014	800,000	0	3,594,168		415,177	4,000	4,813,345
	2013	800,000	0	4,794,600	0	408,923	4,000	6,007,523
	2012	784,615	0	4,614,052	0	373,281	4,000	5,775,948
Rex Jackson Executive Vice President and Chief Financial Officer	2014	433,846	0	1,380,434	0	124,399	4,000	1,942,679
	2013	412,308	0	1,532,234	0	131,553	4,000	2,080,095
Alan Lowe Executive Vice President and President, Communications and Commercial Optical Products	2014	555,231	0	1,725,200	0	175,683	4,000	2,460,114
	2013	533,077	0	1,731,384	0	181,206	4,000	2,449,667
	2012	506,154	0	1,730,352	0	111,926	4,000	2,352,432
David Heard Executive Vice President and President, Communications Test & Measurement	2014	467,308	0	1,725,200	0	120,245	4,000	2,316,753
	2013	441,346	0	1,731,384	0	140,203	4,000	2,316,933
	2012	417,308	0	923,075	0	93,238	4,000	1,437,621
Luke Scrivanich Senior Vice President and General Manager, Optical Security & Performance Products	2014	313,846	0	862,600	0	98,888	4,000	1,279,334

(1)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value in the period presented as determined pursuant to stock-based compensation accounting rule FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are set forth under Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2014 filed with the SEC on August 26, 2014.
(2)	All non-equity incentive plan compensation for fiscal year 2014 was paid pursuant to the Variable Pay Plan.
(3)	All amounts represent 401(k) matching or 401(k) contributions by the Company.

Employment Contracts, Termination of Employment and Change in Control Arrangements

On December 17, 2008, the Company and Mr. Waechter entered into an employment agreement (the “Waechter Agreement”), pursuant to which Mr. Waechter became the Chief Executive Officer and President of the Company, effective January 1, 2009. Pursuant to the Waechter Agreement, Mr. Waechter’s base salary was initially set at $700,000 and he was initially eligible to earn a cash incentive under the Company’s VPP with a target bonus of 100% of his annual base salary. Mr. Waechter’s base salary was increased by the Board in October 2010 and October 2011. Effective as of October 2011, Mr. Waechter’s base salary was $800,000. In addition, in August 2011 and August 2013, the Board approved increases in Mr. Waechter’s target bonus. Mr. Waechter’s target bonus for fiscal year 2013 was 120% and for fiscal year 2014 is 135%. The Waechter Agreement was not amended in connection with these increases. However, provisions of the Waechter Agreement related to payments to be made in connection with a change of control were amended on March 21, 2013.

For a complete summary of the termination and change of control provisions of the above agreement, please see the section “Potential Payments Made Upon Termination or Change of Control” below. A complete summary of the 2008 Change of Control Benefits Plan that the Company adopted on August 29, 2008, as amended on August 9, 2011 and March 21, 2013, which explains the termination benefits available to the NEOs other than Mr. Waechter, can also be found under that section heading below.

2014 Proxy Statement       47

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal year 2014:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Thomas Waechter	8/20/2013	8/20/2013				62,500	(3)	125,000	(3)	187,500	(3)				1,919,168
	8/20/2013	8/20/2013										125,000	(4)		1,675,000
	N/A	N/A	37,800	1,080,000	2,160,000										N/A
Rex Jackson	8/20/2013	8/19/2013				20,000	(3)	40,000	(3)	60,000	(3)				614,134
	8/20/2013	8/19/2013				7,500	(3)	15,000	(3)	22,500	(3)				230,300
	8/20/2013	8/19/2013										40,000	(4)		536,000
	N/A	N/A	11,550	330,000	660,000										N/A
Alan Lowe	8/20/2013	8/19/2013				30,000	(3)	60,000	(3)	90,000	(3)				921,200
	8/20/2013	8/19/2013										60,000	(4)		804,000
	N/A	N/A	14,753	421,500	843,000										N/A
David Heard	8/20/2013	8/19/2013				30,000	(3)	60,000	(3)	90,000	(3)				921,200
	8/20/2013	8/19/2013										60,000	(4)		804,000
	N/A	N/A	12,469	356,250	712,500										N/A
Luke Scrivanich	8/20/2013	8/19/2013				15,000	(3)	30,000	(3)	45,000	(3)				460,600
	8/20/2013	8/19/2013										30,000	(4)		402,000
	N/A	N/A	8,400	240,000	480,000										N/A
(1)	These columns show the potential cash value of the payout for each NEO under the Company’s Variable Pay Plan (“VPP”), as described in the Compensation Discussion and Analysis above. The potential payouts are performance-driven and therefore completely at risk. The amounts actually earned by each NEO in fiscal year 2014 are summarized in the Summary Compensation Table above.
(2)	The amounts shown in this column are the grant date fair value in the period presented as determined pursuant to stock-based compensation accounting rule FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are set forth under Note 14 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2014 filed with the SEC on August 26, 2014. The NASDAQ closing price of our Common Stock was $13.40 on August 20, 2013.
(3)	These grants are restricted stock unit awards with market conditions, which we refer to as market stock units (“MSUs”). The MSUs are performance-based stock units which will vest in three annual tranches based upon the Company’s total stockholder return (“TSR”) relative to the performance of the component companies of the NASDAQ Telecommunications Index over the three-year period. Details of the conditions and terms under which the MSUs will vest begin on page 42 of this Proxy Statement.
(4)	These grants are time-based RSUs that vest 1/3 of the shares on the first anniversary of the grant date and the remainder of the shares in equal quarterly installments for two years thereafter.

48       2014 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL
YEAR-END TABLE

The following table provides information regarding outstanding equity awards and applicable market values at the end of fiscal year 2014.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Name	Exercisable		Unexercisable
Thomas Waechter	100,000	(2)	0	10.27	8/15/2018
	200,000	(2)	0	10.27	8/15/2018
						12,885	(4)	159,130
						75.375	(4)	930,881
						125.000	(4)	1,543,750
									51,282	(5)	633,333
									120,000	(5)	1,482,000
									125,000	(5)	1,543,750
Rex Jackson	0	(7)	75,000	17.77	1/15/2019
	30,468	(6)	7,032	17.77	1/15/2019
						9,375	(8)	115,781
						1,853	(4)	22,885
						20,938	(4)	258,584
						10,000	(3)	123,500
						40,000	(4)	494,000
									7,373	(5)	91,057
									33,334	(5)	411,675
									40,000	(5)	494,000
									15,000	(5)	185,250
Alan Lowe	36,667	(2)	0	5.87	8/15/2017
	18,334	(2)	0	5.87	8/15/2017
	36,250	(2)	0	10.27	8/15/2018
	72,500	(2)	0	10.27	8/15/2018
						4,832	(4)	59,675
						27,219	(4)	336,155
						60,000	(4)	741,000
									19,232	(5)	237,515
									43,334	(5)	535,175
									60,000	(5)	741,000

2014 Proxy Statement       49

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Name	Exercisable		Unexercisable
David Heard	69,325	(7)	11,750	11.66	11/15/2018
	34,675	(6)	5,875	11.66	11/15/2018
						11,750	(8)	145,113
						2,578	(4)	31,838
						27,219	(4)	336,155
						60,000	(4)	741,000
									10,260	(5)	126,711
									43,334	(5)	535,175
									60,000	(5)	741,000
Luke Scrivanich	14,834	(2)	0	3.56	2/15/2017
	22,100	(2)	0	5.87	8/15/2017
	27,353	(2)	0	10.27	8/15/2018
						1,960	(4)	24,206
						16,667	(3)	205,837
						3,769	(4)	46,547
						30,000	(4)	370,500
									6,000	(5)	74,100
									16,667	(5)	205,837
									30,000	(5)	370,500
(1)	Amounts reflecting market value of RSUs are based on the price of $12.35 per share, which was the closing price of our common stock as reported on NASDAQ on June 27, 2014.
(2)	Fully vested stock option.
(3)	Time-based RSUs with 1/3 of the units vesting on each of the first three anniversaries of the grant date.
(4)	Time-based RSUs that vest 1/3 of the awarded units on the first anniversary of the grant date and the remainder of the units in equal quarterly installments for two years thereafter.
(5)	MSUs that vest in three annual tranches based upon the Company’s total stockholder return (“TSR”) relative to the performance of the component companies of the NASDAQ Telecommunications Index over the three-year period. The actual number of shares that vest range from 0% to 150% of the target amount for each vesting tranche. The number of MSUs disclosed in the table above reflects vesting at 100% of the target amount. Details of the conditions and terms under which the MSUs will vest begin on page 42 of this Proxy Statement.
(6)	Time-based stock options that vest 1/4 of the awarded options on the first anniversary of the grant date and the remainder of the awarded options in equal quarterly installments for three years thereafter.
(7)	Performance-based stock options which vest 1/4 of the awarded options on the first anniversary of the grant date and the remainder of the awarded options in equal quarterly installments for three years thereafter. The options become exercisable upon the latter to occur of (i) the vesting schedule noted in the previous sentence and (ii) the appreciation of the price of the Company’s common stock such that it will have traded at a minimum of a 25% premium to the exercise price of the options for at least 30 consecutive trading days.
(8)	Time-based RSUs with 1/4 of the units vesting on each of the first four anniversaries of the grant date.

50       2014 Proxy Statement

OPTION EXERCISES AND STOCK VESTED TABLE

The following Option Exercises and Stock Vested Table provides additional information about the value realized by the NEOs due to the exercise of option awards and vesting of restricted stock units during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Thomas Waechter	90,000	801,396	291,338	3,956,711
Rex Jackson	0	0	78,562	1,044,441
Alan Lowe	0	0	106,711	1,449,359
David Heard	19,375	84,088	96,609	1,297,361
Luke Scrivanich	7,500	93,300	35,081	490,270
(1)	Represents the amounts realized based on the difference between the market price of our Common Stock on the date of exercise and the exercise price.
(2)	Represents the amounts realized based on the product of the number of units vested and the closing price of our Common Stock on NASDAQ on the vesting day (or, if the vesting day falls on a day on which our stock is not traded, the prior trading day).

Potential Payments Made Upon Termination or Change of Control

The descriptions and table below reflect the amount of compensation to each of the NEOs of the Company in the event of termination of such executive’s employment. The amounts of compensation shown below are payable to each NEO upon termination without cause or for good reason, following a change of control, for non-renewal of an employment contract and in the event of death or disability of the executive. The figures shown below assume that such termination was effective as of June 28, 2014 (and therefore use the closing price of our Common Stock on NASDAQ as of June 27, 2014 for all equity-based calculations), and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts that would be paid can only be determined at the time of such executive’s separation from the Company.

For a complete summary of the salary and bonus provisions of the employment agreement between the Company and Thomas Waechter, our Chief Executive Officer and President, please see the section “Employment Contracts, Termination of Employment and Change in Control Arrangements” following the Summary Compensation Table above. What follows below summarizes only the termination and change of control provisions of the Waechter Agreement.

The Waechter Agreement provides that in the event that Mr. Waechter’s employment is terminated by the Company for reasons other than for Cause prior to any Change of Control (as both terms are defined in the Waechter Agreement) of the Company, subject to execution of a separation agreement and release of claims reasonably acceptable to the Company, Mr. Waechter will be entitled to receive: (i) a cash payment equivalent to two and one-half times his annual base salary as of the date of termination of employment; and (ii) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months.

The Waechter Agreement further provides that in the event that Mr. Waechter’s employment is terminated by the Company for reasons other than for Cause or by Mr. Waechter for Good Reason upon or following any Change of Control (as these terms are defined in the Waechter Agreement) of the Company, subject to execution of a separation agreement and release of claims reasonably acceptable to the Company, Mr. Waechter will be entitled to receive: (i) a cash payment equivalent to the sum of (A) three times his annual base salary as of the date of termination of employment, and (B) one year of his annual target bonus opportunity; (ii) right, title and entitlement to any unvested options, restricted stock units, or any other securities or similar incentives which have been granted or issued as of the date of termination of his employment, shall immediately vest; and (iii) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months.

The other NEOs are subject to the 2008 Change of Control Benefits Plan, as amended (the “Change of Control Plan”). The Change of Control Plan provides that in the event of a qualifying termination, and conditioned upon execution and delivery of an effective release of claims against the Company and related parties, each of the eligible executives will be entitled to receive (i) accelerated vesting of any unvested stock options and other securities or similar incentives held at the time of termination

2014 Proxy Statement       51

OPTION EXERCISES AND STOCK VESTED TABLE

(including accelerated vesting of any performance-based awards at 100% of the target achievement level), (ii) a lump sum payment equal to two years’ base salary (less applicable tax and other withholdings), and (iii) reimbursement of COBRA premiums for a period of the lesser of the maximum allowable COBRA period or 12 months. A qualifying termination under the Change of Control Plan is any involuntary termination without Cause, any voluntary termination for Good Reason, or any termination due to disability or death, in each case occurring upon or within 12 months following a Change of Control of the Company, as such terms are defined in the Change of Control Plan.

Potential Payments Upon Termination or Change in Control Table

		Before Change in Control	Within Twelve Months After Change in Control
Name	Benefit	Termination w/o Cause ($) (1)	Termination w/o Cause or for Good Reason ($) (2)	Non-Renewal of Employment Contract ($)	Death or Disability ($) (3)
Thomas Waechter	Salary	2,000,000	3,480,000	0	0
	Securities	0	6,292,844	0	0
	COBRA	29,644	29,644	0	0
Rex Jackson	Salary	0	880,000	0	880,000
	Securities	0	2,196,732	0	2,196,732
	COBRA	0	21,501	0	21,501
Alan Lowe	Salary	0	1,124,000	0	1,124,000
	Securities	0	2,650,520	0	2,650,520
	COBRA	0	21,501	0	21,501
David Heard	Salary	0	950,000	0	950,000
	Securities	0	2,669,153	0	2,669,153
	COBRA	0	21,501	0	21,501
Luke Scrivanich	Salary	0	640,000	0	640,000
	Securities	0	1,297,528	0	1,297,528
	COBRA	0	21,501	0	21,501
(1)	Mr. Waechter’s benefits in the column represent (a) a cash payment equivalent to 2.5 times his annual base salary as of the date of termination of employment; and (b) Company-paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months. The other NEOs do not receive any potential payments in the event of their termination without cause before a change of control.
(2)	All benefits in this column except for Mr. Waechter’s represent (a) accelerated vesting of any unvested stock options and other securities or similar incentives held at the time of termination (including accelerated vesting of any performance-based awards at 100% of the target achievement level), (b) a lump sum payment equal to two years’ base salary (less applicable tax and other withholdings), and (c) reimbursement of COBRA premiums for up to one year. Mr. Waechter’s benefits in this column represent (x) a cash payment equivalent to three times his annual base salary as of the date of termination of employment plus his annual target bonus opportunity; (y) right, title and entitlement to any unvested options, restricted stock units, or any other securities or similar incentives which have been granted or issued as of the date of termination of his employment, shall immediately vest; and (z) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months.
(3)	The 2008 Change of Control Benefits Plan, which covers all the NEOs other than Mr. Waechter, only provides benefits if a termination due to death or disability occurs within twelve months following a change of control. All benefits in this column therefore presume that the termination due to death or disability occurs within twelve months following a change of control and represent (a) accelerated vesting of any unvested stock options and other securities or similar incentives held at the time of termination, (including accelerated vesting of any performance-based awards at 100% of the target achievement level), (b) a lump sum payment equal to two years’ base salary (less applicable tax and other withholdings), and (c) reimbursement of COBRA premiums for up to one year.

52       2014 Proxy Statement

EQUITY COMPENSATION PLANS

The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s stockholders as well as compensation plans that were not approved by the Company’s stockholders. Information in the table is as of June 28, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans	12,334,943	(1)	$2.90	12,152,291	(2)
Approved by security holders
Equity compensation plans	600,715		0	440,928
Not approved by security holders (3)
Total / Weighted Ave./ Total (4)(5)	12,945,658		$2.76	12,593,219
(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options and restricted stock units outstanding under the Company’s 2003 Equity Incentive Plan. Excluding outstanding RSUs, which have no exercise price, as of June 28, 2014 there were options to purchase 3,531,716 shares outstanding at a weighted average exercise price of $10.13.
(2)	Represents shares of the Company’s Common Stock authorized for future issuance under the following equity compensation plans: 2003 Equity Incentive Plan (under which 7,716,900 shares remain available for grant); Amended and Restated 1998 Employee Stock Purchase Plan (under which 4,435,391 shares remain available for grant).
(3)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding or authorized for future issuance under the following equity compensation plans: Amended and Restated 1993 Flexible Stock Incentive Plan and the 2005 Acquisition Equity Incentive Plan. Excluding outstanding RSUs, which have no exercise price, as of June 28, 2014 there were options to purchase 29 shares outstanding at a weighted average exercise price of $66.89.
(4)	Excluding outstanding RSUs, which have no exercise price, as of June 28, 2014 there were options to purchase 3,531,745 shares outstanding at a weighted average exercise price of $10.13.
(5)	As of June 28, 2014, options and rights to purchase an aggregate of 1,783 shares of the Company’s Common Stock at a weighted average exercise price of $2.02 were outstanding under the following equity compensation plans, which options and rights were assumed in connection with the following merger and acquisition transactions: SDL, Inc. 1995 Stock Option Plan and Photonic Power System 2002 Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans, and the options outstanding under the assumed plans are not reflected in the table above.

The following are descriptions of the material features of the Company’s equity compensation plan that was not approved by the Company’s stockholders:

2005 Acquisition Equity Incentive Plan

The Board of Directors adopted the 2005 Acquisition Equity Incentive Plan (the “2005 Plan”) in August 2005. The 2005 Plan is administered by the Compensation Committee. Pursuant to the 2005 Plan, the Compensation Committee may grant stock options, SARs, Dividend Equivalent Rights, Restricted Stock, Restricted Stock Units and Performance Units to employees (including directors and officers) of the Company or any parent or subsidiary corporation of the Company, or any other such entity in which the Company holds a substantial ownership interest. Pursuant to NASDAQ listing rules regarding equity compensation plans not approved by security holders, the Company can and will only issue awards under the 2005 Plan to individuals joining the Company as a result of acquisitions or related strategic transactions or certain new hires to the extent permitted by NASDAQ rules, and not for new grants to continuing employees of the Company, nor to regular new hires. The 2005 Plan will continue in effect until terminated by the Board of Directors.

An aggregate of 2,800,000 shares has been reserved for the grant of awards under the 2005 Plan. As of June 28, 2014, there were 440,928 shares remaining available for future grants under the 2005 Plan. Shares underlying awards that are forfeited, canceled or expired are not counted as having been issued under the 2005 Plan. Stock options and any awards intended to qualify as performance-based compensation issued under the 2005 Plan must have an exercise price of not less than 100% of the fair market value of the Company’s Common Stock on the date of grant of the award. Awards are generally non-transferable. The term of all awards granted under the Plan shall not exceed eight years from the date of grant.

2014 Proxy Statement       53

AUDIT COMMITTEE REPORT

The information contained in the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act or the Exchange Act. The information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

The Audit Committee of the Board of Directors is responsible for assisting the full Board in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial control, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. The Audit Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, rules applicable to NASDAQ-listed issuers, and any other regulatory requirements. All members of the Committee are required to have a working knowledge of basic finance and accounting, and at all times at least one member of the Committee qualifies as a “financial expert” as defined by the Sarbanes-Oxley Act of 2002.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has the general oversight responsibility with respect to the Company’s financial reporting and reviews the scope of the independent audits, the results of the audits and other non-audit services provided by the Company’s independent registered public accounting firm.

The following is the Report of the Audit Committee with respect to the Company’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 28, 2014, which includes the consolidated balance sheets of the Company as of June 28, 2014 and June 29, 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended June 28, 2014, and the notes thereto.

Review with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Accounting Standards No. 61, “Communications with Audit Committees” which as amended (AICPA, Professional Standards, Vol. 1. section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements, and both with and without management present, discussed and reviewed the results of PricewaterhouseCoopers’ examination of the financial statements.

The Audit Committee has received the written disclosures letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers the independent public accountant’s independence.

During the course of fiscal year 2014 management engaged in documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

54       2014 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers at Audit Committee meetings. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal year 2015.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014.

Audit Committee

Harold L. Covert, Chair
Keith Barnes
Masood A. Jabbar

2014 Proxy Statement       55

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than 10 percent of the Company’s Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal year 2014 all Reporting Persons complied with the applicable filing requirements on a timely basis with the exception of one late Form 4 filing by Rex Jackson disclosing a sale pursuant to a 10b5-1 trading plan, which was subsequently made on March 4, 2014.

OTHER MATTERS

An eligible stockholder has notified the Company of its intent to propose an advisory resolution at the Annual Meeting. The non-binding resolution, if proposed, would ask the Board to “engage its existing financial advisors to evaluate further strategic alternatives, in addition to the previously announced corporate separation, that would maximize the value of the Corporation’s various business segments as well as its substantial tax assets in a timely manner.” This stockholder proposal is referred to as the “Floor Proposal.” The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement and the possible submission of the Floor Proposal.

The Floor Proposal was not submitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Floor Proposal may be presented at the meeting but is not included in this Proxy Statement. If the Floor Proposal is presented at the Annual Meeting, then to the extent permitted by applicable rules, the proxy holders will have, and intend to exercise, discretionary voting authority under Rule 14a-4(c) under the Exchange Act to vote AGAINST the Floor Proposal. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor by any of the methods listed below:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005

Call Collect: (212) 269-5550
Call Toll-Free: (866) 796-7179
Email: jdsu@dfking.com

ANNUAL REPORT ON FORM 10-K AND ANNUAL
REPORT TO STOCKHOLDERS

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON SOLICITED A COPY OF THE FISCAL YEAR 2014 ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, SENT TO:

JDS UNIPHASE CORPORATION
430 NORTH MCCARTHY BOULEVARD
MILPITAS, CALIFORNIA 95035.

By Order of the Board of Directors,

Thomas Waechter
Chief Executive Officer and President

Milpitas, California
October __, 2014

56       2014 Proxy Statement

APPENDIX A

JDS UNIPHASE CORPORATION

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

(As Amended on December 5, 2014)

1. Purpose of the Plan. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Active Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(i) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means JDS Uniphase Corporation, a Delaware corporation.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p) “Continuous Active Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

(q) “Corporate Transaction” means any of the following transactions:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s) “Director” means a member of the Board or the board of directors of any Related Entity.

(t) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(v) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(y) “Full Value Award” means the grant of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares under the Plan with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant.

(z) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(aa) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(bb) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(cc) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(dd) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ee) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(ff) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(gg) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(hh) “Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

(ii) “Performance Units” means an Award which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(jj) “Plan” means this 2003 Equity Incentive Plan.

(kk) “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(ll) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(mm) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(nn) “Restricted Stock Unit” means a grant of a right to receive in cash or stock, as established by the Administrator, the market value of one Share.

(oo) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(pp) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(qq) “Share” means a share of the Common Stock.

(rr) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 73,200,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares that are not subject to Full Value Awards will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Full Value Awards will be counted against the numerical limits of this Section 3 as 1.5 Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as 1.5 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan will be credited with 1.5 Shares.

(c) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. With respect to Options and SARs, the gross number of Shares subject to the Award will cease to be available under the Plan (whether or not the Award is net settled for a lesser number of Shares, or if Shares are utilized to exercise such an Award). In addition, if Shares are withheld to pay any withholding taxes applicable to an Award, then the gross number of Shares subject to such Award will cease to be available under the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option or SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling or “buying-out” an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for cash, another Option, SAR, Restricted Stock, Restricted Stock Unit, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income,

(xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) personal management objectives, and (xix) other measures of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards. The maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company shall be one million (1,000,000) Shares. In connection with a Grantee’s (i) commencement of Continuous Active Service or (ii) first promotion in any fiscal year of the Company, a Grantee may be granted Awards for up to an additional one million (1,000,000) Shares which shall not count against the limit set forth in the preceding sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR. If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to the Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

          (i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than eight (8) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

          (j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of a SAR, the base amount on which the stock appreciation is calculated shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v) In the case of other Awards, such price as is determined by the Administrator.

(vi) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months;

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v) any combination of the foregoing methods of payment.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b) Exercise of Award Following Termination of Continuous Active Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Active Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Active Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Active Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and the Administrator’s determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

12. Effective Date and Term of Plan. The Plan originally became effective upon its approval by the stockholders of the Company. The Plan, as amended and restated, shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years from the date of such approval unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a). Notwithstanding any other provision of the Plan to the contrary, the Board may, in its sole and absolute discretion and without the consent of any participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Active Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Active Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Active Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

APPENDIX B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES

The Compensation Discussion and Analysis (“CD&A”) beginning on page 34 of this Proxy Statement contains non-GAAP financial measures. The tables below reconcile the non-GAAP financial measures in the CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

JDS UNIPHASE CORPORATION
RECONCILIATION OF GAAP NET INCOME
TO NON-GAAP NET INCOME
(in millions, except per share data)
(unaudited)

	Twelve Months Ended
	June 29, 2013	July 3, 2010
	Net income (loss)	Net income (loss)
GAAP net income (loss)	$57.0	$(61.8)
Items reconciling GAAP net income (loss) & EPS to Non-GAAP net income & EPS:
Deferral of revenues related to purchase accounting adjustment	—	9.5
Cost of sales	21.4	5.3
Amortization of acquired technologies	63.3	50.6
Impairment of acquired developed technologies	—	—
Total related to gross profit	84.7	65.4
Research and development	13.6	8.5
Selling, general and administrative	37.1	33.5
Amortization of intangibles	12.7	21.7
Impairment of goodwill	—	—
Loss on disposal and impairment of long-lived assets	3.6	(2.0)
Restructuring and related charges	19.0	17.7
In-process research and development	—	—
Total related to operating expenses	86.0	79.2
Non-operating expenses	15.7	(0.0)
Benefit from income taxes	(111.6)	—
Discontinued operations	—	10.6
Total related to net income & EPS	74.8	155.4
Non-GAAP net income	$131.8	$93.6

	Diluted EPS	Diluted EPS
Fully diluted Non-GAAP EPS	$0.55	$0.42
Diluted shares used in per share calculation	239.3	223.2

B-1

JDS UNIPHASE CORPORATION
RECONCILIATION OF GAAP NET REVENUE TO NON-GAAP NET REVENUE
(in millions, unaudited)

	Twelve Months Ended
	June 29, 2013	July 3, 2010
GAAP net revenue	$1,676.9	$1,347.3
Deferral of revenues related to purchase accounting adjustment	—	9.5
Non-GAAP net revenue	$1,676.9	$1,356.8

JDS UNIPHASE CORPORATION
RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME
(in millions, unaudited)

	Twelve Months Ended
	June 29, 2013	July 3, 2010
GAAP operating income from continuing operations	$(24.9)	$(45.7)
Deferral of revenues related to purchase accounting adjustment	—	9.5
Cost of sales	21.4	5.3
Amortization of acquired technologies	63.3	50.6
Impairment of acquired developed technologies	—	—
Research and development	13.6	8.5
Selling, general and administrative	37.1	33.5
Amortization of intangibles	12.7	21.7
Impairment of goodwill	—	—
Loss on disposal and impairment of long-lived assets	3.6	(2.0)
Restructuring and related charges	19.0	17.7
In-process research and development	—	—
Non-GAAP operating income from continuing operations	$145.8	$99.1

B-2

JDS UNIPHASE CORPORATION
430 NORTH MCCARTHY BLVD.
MILPITAS, CA 95035
ATTN: Bill Ong

VOTE BY INTERNET - www.proxyvote.com
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

01	Keith Barnes	☐	☐	☐

02	Timothy Campos	☐	☐	☐

03	Penelope A. Herscher	☐	☐	☐

04	Masood Jabbar	☐	☐	☐

05	Martin A. Kaplan	☐	☐	☐

06	Thomas Waechter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2	To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accounting firm for JDS Uniphase Corporation for the fiscal year ending June 27, 2015.	☐	☐	☐

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		For	Against	Abstain

3	To approve, by non-binding advisory vote, the compensation of our named executive officers.	☐	☐	☐

4	To approve amendments to our Amended and Restated 2003 Equity Incentive Plan.	☐	☐	☐

NOTE: This Proxy is authorized to vote in accordance with his or her judgment upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS/10K is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
JDS UNIPHASE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
December 5, 2014

The undersigned hereby appoints ANDREW POLLACK and REX JACKSON, or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of JDS Uniphase Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on December 5, 2014 at 690 North McCarthy Boulevard, Milpitas, California 95035, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.

IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4. Whether or not direction is made, this proxy, when properly executed, will be voted at the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side